    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 1997


                                                      REGISTRATION NO. 333-31945

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                               QUALITY FOOD, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          5411                  91-1829342
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                              300 ATLANTIC STREET
                          STAMFORD, CONNECTICUT 06901
                                 (203) 969-7354
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                               FREDRICK S. MEILS
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                               QUALITY FOOD, INC.
                              300 ATLANTIC STREET
                          STAMFORD, CONNECTICUT 06901
                                 (203) 969-7354
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

           SCOTT L. GELBAND                          WALTER S. LOWRY
             PERKINS COIE                     ROSENBERG & LIEBENTRITT, P.C.
    1201 THIRD AVENUE, 40TH FLOOR                2 NORTH RIVERSIDE PLAZA
    SEATTLE, WASHINGTON 98101-3099               CHICAGO, ILLINOIS 60606
            (206) 583-8888                            (312) 466-3769

                            ------------------------


    Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AND ALL OTHER CONDITIONS TO THE REORGANIZATION OF THE REGISTRANT AND ITS SUBSIDIARIES, INCLUDING QUALITY FOOD CENTERS, INC., A WASHINGTON CORPORATION, PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DESCRIBED IN THE ENCLOSED PROXY
STATEMENT/PROSPECTUS HAVE BEEN SATISFIED OR WAIVED.

                            ------------------------


    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

DEAR SHAREHOLDER:


    You are cordially invited to attend the Quality Food Centers, Inc. (the
"Company") Annual Meeting of Shareholders to be held at 10:00 a.m. on          ,
October   , 1997, at the Doubletree Hotel Bellevue, 300 112th Avenue S.E.,
Bellevue, Washington.


    Information concerning the business to be conducted at the meeting, including a proposed reorganization of the Company and its subsidiaries, is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement/Prospectus. At the meeting, we also will report on the operations of the Company and respond to questions.

    YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to mark, sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you attend the meeting, you will, of course, have the right to vote in person.

    I look forward to greeting you personally, and on behalf of the Board of Directors and management, I would like to express our appreciation for your interest in the Company.

                                          Sincerely,
                                          QUALITY FOOD CENTERS, INC.

                                          Stuart M. Sloan
                                          CHAIRMAN

August   , 1997

                           QUALITY FOOD CENTERS, INC.
                             10112 N.E. 10TH STREET
                           BELLEVUE, WASHINGTON 98004

                            ------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                OCTOBER   , 1997


                            ------------------------

TO OUR SHAREHOLDERS:


    The Annual Meeting of Shareholders of Quality Food Centers, Inc. (the
"Company") will be held at 10:00 a.m. on          , October   , 1997, at the
Doubletree Hotel Bellevue, 300 112th Avenue S.E., Bellevue, Washington, for the following purposes:


    1.  To elect four Class I directors and one Class II director;

    2. To consider and act upon a proposal to amend the Company's 1993 Executive Stock Option Plan to reserve an additional 1,000,000 shares of the Company's common stock for issuance upon exercise of options granted under the plan and to provide that no person shall be eligible to receive in any fiscal year options to purchase more than 500,000 shares of the Company's common stock under the plan;

    3. To consider and act upon a proposal to approve and ratify the Company's Directors' Stock Unit Plan;

    4. To consider and act upon a proposal to approve and ratify the Company's 1997 Stock Option Plan;


    5. To consider and act upon a proposal to reorganize the Company's corporate structure to that of a publicly traded holding company with a series of operating subsidiaries, as described in the accompanying Proxy Statement/Prospectus. As a result of the reorganization (a) the Company, Hughes Markets, Inc. and KU Acquisition Corporation each will become an indirect wholly owned subsidiary of Quality Food, Inc., a recently formed Delaware corporation ("New Parent"), and (b) each outstanding share of common stock, par value $.001 per share, of the Company (other than shares held by holders who have properly exercised dissenters' rights under Washington law) will be converted into one share of common stock, par value $.001 per share, of New Parent; and


    6.  To transact such other business as may properly come before the meeting.

    Further information as to the matters to be considered and acted upon at the Annual Meeting of Shareholders can be found in the accompanying Proxy Statement/Prospectus.


    Only shareholders of record at the close of business on August 22, 1997 are entitled to notice of, and to vote at, the meeting.


                                          By Order of the Board of Directors

                                          Susan Obuchowski
                                          SECRETARY

Bellevue, Washington
August   , 1997

EACH SHAREHOLDER IS URGED TO MARK, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                  SUBJECT TO COMPLETION, DATED AUGUST 22, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                           QUALITY FOOD CENTERS, INC.
                             10112 N.E. 10TH STREET
                           BELLEVUE, WASHINGTON 98004

                                PROXY STATEMENT
                             ---------------------

                               QUALITY FOOD, INC.
                              300 ATLANTIC STREET
                          STAMFORD, CONNECTICUT 06901
                                   PROSPECTUS
                             ---------------------


    This Proxy Statement/Prospectus and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Quality Food Centers, Inc. (the "Company") for use at the Annual
Meeting of Shareholders of the Company to be held at         on          ,
October   , 1997, and at any adjournment or postponement thereof (the "Annual
Meeting"). Only shareholders of record at the close of business on August 22, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting.



    At the Annual Meeting, shareholders will be asked to approve, among other things, a reorganization of the Company's corporate structure to that of a publicly traded holding company with a series of operating subsidiaries.



    The reorganization will be effected pursuant to an Agreement and Plan of Merger dated as of August 21, 1997 (the "Merger Agreement"), by and among the Company, Quality Food, Inc., a recently formed Delaware corporation and a wholly owned subsidiary of the Company ("New Parent"), and QFC Sub, Inc., a recently formed Washington corporation and an indirect wholly owned subsidiary of New Parent ("Merger Sub") (such reorganization, including the Merger (as hereinafter defined), the "Reorganization"). The Merger Agreement, a copy of which is attached hereto as ANNEX A, contemplates, among other things, that Merger Sub will merge with the Company, with the Company as the surviving corporation (the "Merger"). As a result of the Merger (i) each of the Company, Hughes Markets, Inc., a California corporation ("Hughes"), and KU Acquisition Corporation, a Washington corporation ("KUA") (each of which currently is a subsidiary of the Company), will become an indirect wholly owned subsidiary of New Parent and (ii) each outstanding share of common stock, par value $.001 per share, of the Company ("Company Common Stock"), other than shares held by holders who have properly exercised dissenters' rights under Washington law, will be converted into one share of common stock, par value $.001 per share, of New Parent ("New Common Stock"). See "Proposal V: The Reorganization."


    If the Reorganization is approved by shareholders and implemented, it will not be necessary for holders of Company Common Stock to surrender their existing stock certificates for stock certificates representing shares of New Common Stock. See "Proposal V: The Reorganization--Exchange of Certificates Not Required."

    This Proxy Statement/Prospectus also serves as the prospectus for New Parent under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of up to 25,463,645 shares of New Common Stock in connection with the Reorganization. Further information concerning the shares offered hereby is contained in "Proposal V: The Reorganization--Certain Substantive Differences in Corporation Laws" and "--Description of New Parent Capital Stock."
                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
       THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The principal executive offices of the Company are located at 10112 N.E. 10th Street, Bellevue, Washington 98004. The principal executive offices of New Parent are located at 300 Atlantic Street, Stamford, Connecticut 06901. It is anticipated that this Proxy Statement/Prospectus and the accompanying proxy will
first be sent to shareholders on or about August   , 1997. A copy of the
Company's Annual Report was previously sent to shareholders.

    The presence in person or by proxy of holders of record of a majority of the outstanding shares of Company Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker nonvotes are counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

    If the accompanying form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified therein. In the absence of instructions to the contrary, such shares will be voted "FOR" each of the proposals set forth therein. Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to Susan Obuchowski, Secretary of the Company, by executing another proxy dated as of a later date or by voting in person at the Annual Meeting.
                            ------------------------

        The date of this Proxy Statement/Prospectus is August   , 1997.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION.................................................................          1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................          1

FORWARD-LOOKING STATEMENTS............................................................          2

SUMMARY...............................................................................          3
  Election of Directors...............................................................          3
  Amendment of 1993 Executive Stock Option Plan.......................................          3
  Directors' Stock Unit Plan..........................................................          3
  1997 Stock Option Plan..............................................................          3
  The Reorganization..................................................................          4

VOTING SECURITIES AND PRINCIPAL HOLDERS...............................................          8

PROPOSAL I: ELECTION OF DIRECTORS.....................................................         10
  Nominees for Election...............................................................         11
  Continuing Directors................................................................         12
  Board and Committee Meetings........................................................         12
  Directors' Fees.....................................................................         13

EXECUTIVE COMPENSATION................................................................         14
  Annual Compensation.................................................................         14
  Option Grants in Fiscal 1996........................................................         15

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS........................................................................         16

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION...............................         16
  Compensation Philosophy.............................................................         17
  Principal Compensation Elements.....................................................         17
  CEO Compensation....................................................................         17

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION...........................         19

PERFORMANCE GRAPH.....................................................................         19

PROPOSAL II: AMENDMENT OF 1993 EXECUTIVE STOCK OPTION PLAN............................         20
  Federal Income Tax Information......................................................         22

PROPOSAL III: DIRECTORS' STOCK UNIT PLAN..............................................         22
  Federal Income Tax Information......................................................         23

PROPOSAL IV: 1997 STOCK OPTION PLAN...................................................         24
  Federal Income Tax Information......................................................         26

PROPOSAL V: THE REORGANIZATION........................................................         28
  Current Corporate Structure.........................................................         28
  The Reorganization..................................................................         29
  Recommendation of the Board; Reasons for the Reorganization.........................         30
  Vote Required.......................................................................         31
  Exchange of Certificates Not Required...............................................         31
  Certain Federal Income Tax Consequences; Accounting Treatment.......................         31
  Merger Agreement....................................................................         34
  New Parent Restated Certificate of Incorporation and Bylaws.........................         34
  Description of New Parent Capital Stock.............................................         34

  Certain Information Regarding New Parent............................................         35
  Certain Effects of the Reorganization...............................................         36
  Certain Substantive Differences in Corporation Laws.................................         38
  Regulatory Matters..................................................................         41
  Rights of Dissenting Shareholders...................................................         41

INDEPENDENT AUDITORS..................................................................         42

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................................         42

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...............................         43

OTHER BUSINESS........................................................................         43

LEGAL OPINION.........................................................................         43

TAX OPINION...........................................................................         44

EXPERTS...............................................................................         44

SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS.....................         45

SOLICITATION OF PROXIES...............................................................         45

ANNEX A: AGREEMENT AND PLAN OF MERGER.................................................        A-1

ANNEX B: RESTATED CERTIFICATE OF INCORPORATION OF QUALITY FOOD, INC...................        B-1

ANNEX C: CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT (DISSENTERS'
  RIGHTS).............................................................................        C-1

                             AVAILABLE INFORMATION

    The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Commission Regional Offices: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Certain securities of the Company are listed on the New York Stock Exchange, Inc. (the "NYSE"), where reports, proxy statements and other information concerning the Company may also be inspected. Following completion of the Reorganization, New Parent and Quality Food Holdings, Inc., a recently formed Delaware corporation and wholly owned subsidiary of New Parent ("Holding Company"), will file such reports and other information as required under the Exchange Act and the rules of the NYSE.

    New Parent has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act registering the New Common Stock that will be issued in the Reorganization. See "Proposal V: The Reorganization." This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items omitted from this Proxy Statement/Prospectus but contained in the Registration Statement may be inspected and copied as described above.

    Upon completion of the Reorganization, the New Common Stock will be listed on the NYSE and will trade under the current ticker symbol "XQ". At the time of such listing, the Company Common Stock will be withdrawn from listing on the NYSE and from registration under Section 12 of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission (File No. 0-15590) pursuant to the Exchange Act are incorporated herein by reference:


    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996, as amended by Forms 10-K/A filed with the Commission on March 31, 1997, May 16, 1997 and July 23, 1997,



    (2) The Company's Quarterly Report on Form 10-Q for the 12 weeks ended March 22, 1997, as amended by Forms 10-Q/A filed with the Commission on May 20, 1997 and July 23, 1997,



    (3) The Company's Quarterly Report on Form 10-Q for the 12 weeks ended June 14, 1997, and



    (4) The Company's amended Current Reports on Form 8-K/A filed with the Commission on February 20, 1997, March 17, 1997 and July 23, 1997.


    In addition, all reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus, and prior to the termination of the offering shall be deemed to be incorporated by reference in this Proxy Statement/ Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/ Prospectus.


    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST WITHOUT CHARGE BY EACH PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED FROM THE TREASURER OF THE COMPANY, 10112 N.E. 10th STREET, BELLEVUE, WASHINGTON 98004 (TELEPHONE NUMBER (206) 455-3761). IN ORDER TO ENSURE TIMELY DELIVERY OF
DOCUMENTS, ANY REQUEST SHOULD BE MADE BY            , 1997.


    No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Proxy Statement/Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or New Parent. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates. The delivery of this Proxy Statement/Prospectus at any time does not imply that the information herein or therein is correct as of any time subsequent to its date.

                           FORWARD-LOOKING STATEMENTS

    Certain information contained herein or incorporated herein by reference contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause results to differ materially from those anticipated by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the supermarket industry in general and in the Company's specific market areas, changes in prevailing interest rates and the availability of financing, inflation, changes in costs of goods and services, economic conditions in general and in the Company's specific market areas, labor disturbances, demands placed on management by the substantial increase in the size of the Company due to recent acquisitions, changes in the corporate and management structure of New Parent and the Company following the Reorganization and changes in the Company's acquisition plans. In addition, such forward-looking statements are necessarily dependent upon assumptions (including but not limited to assumptions regarding the application of tax or other laws to the Reorganization and other transactions), estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking statements included herein or incorporated herein by reference do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements contained herein include statements relating to the management and business focus of New Parent and the Company following completion of the Reorganization and certain tax consequences of the Reorganization, including statements in "Proposal V: The Reorganization--The Reorganization," "--Recommendation of the Board; Reasons for the Reorganization," "--Certain Federal Income Tax Consequences; Accounting Treatment" and "--Certain Information Regarding New Parent." Forward-looking statements included in documents incorporated herein by reference are described in such documents.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION APPEARING ELSEWHERE, OR INCORPORATED BY REFERENCE, IN THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO. SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES IN THEIR ENTIRETY.


ELECTION OF DIRECTORS.............  Four persons have been nominated for election as Class I
                                    Directors of the Company for terms expiring at the
                                    annual meeting of shareholders to be held in the year
                                    2000 and until their successors are duly elected and
                                    qualified. One person has been nominated for election as
                                    a Class II Director of the Company for a term expiring
                                    at the annual meeting of shareholders to be held in the
                                    year 1998 and until his successor is duly elected and
                                    qualified.

                                    The nominees are John W. Creighton, Jr., Marc H.
                                    Rapaport, Samuel Zell, Roger K. Hughes and Christopher
                                    A. Sinclair, each of whom currently serves as a
                                    director. See "Proposal I: Election of Directors." If
                                    the Reorganization is approved, the persons currently
                                    serving as directors of the Company (as well as those
                                    elected at the Annual Meeting) will serve as the
                                    directors of New Parent.

AMENDMENT OF 1993 EXECUTIVE STOCK
  OPTION PLAN.....................  The Board of Directors of the Company (the "Board of
                                    Directors") has amended the Company's 1993 Executive
                                    Stock Option Plan (the "Executive Plan"), subject to
                                    shareholder approval, to increase from 700,000 to
                                    1,700,000 the number of shares of Company Common Stock
                                    available for issuance upon exercise of options granted
                                    thereunder and to provide that no person shall be
                                    eligible to receive under the Executive Plan in any
                                    fiscal year options to purchase more than 500,000 shares
                                    of Company Common Stock. The purpose of the Executive
                                    Plan is to retain the services of valued key executive
                                    officers of the Company and related companies through
                                    significant proprietary incentives which reflect the
                                    success of the Company and to serve as an aid and
                                    inducement in hiring new executives. See "Proposal II:
                                    Amendment of 1993 Executive Stock Option Plan."

DIRECTORS' STOCK UNIT
  PLAN............................  The Board of Directors has adopted the Company's
                                    Directors' Stock Unit Plan (the "Stock Unit Plan"),
                                    subject to shareholder approval, which provides that
                                    200,000 shares of Company Common Stock be reserved for
                                    issuance upon conversion of stock units ("Stock Units")
                                    granted thereunder. The purpose of the Stock Unit Plan
                                    is to compensate nonemployee, nonaffiliated directors of
                                    the Company. Stock Units may be awarded under the Stock
                                    Unit Plan to all directors who are not officers or
                                    otherwise employed by the Company, and who are not
                                    affiliated with Sloan Capital Companies. See "Proposal
                                    III: Directors' Stock Unit Plan."

1997 STOCK OPTION PLAN............  The Board of Directors has adopted the Company's 1997
                                    Stock Option Plan (the "Option Plan"), subject to
                                    shareholder

                                    approval, which provides that 1,000,000 shares of
                                    Company Common Stock be reserved for issuance upon
                                    exercise of stock options granted thereunder. The Option
                                    Plan is intended to replace the Company's 1987 Incentive
                                    Stock Option Plan, which has expired (the "Incentive
                                    Plan"). The purposes of the Option Plan are to retain
                                    the services of valued key employees, to encourage such
                                    persons to acquire a greater proprietary interest in the
                                    Company, thereby strengthening their incentive to
                                    achieve the objectives of the shareholders, and to serve
                                    as an aid and inducement in hiring new employees. See
                                    "Proposal IV: 1997 Stock Option Plan."

THE REORGANIZATION

The Reorganization................  The Board of Directors has approved the Reorganization pursuant to which, subject to shareholder approval, the
                                    Company's corporate structure will be realigned to that
                                    of a publicly traded holding company with Hughes and KUA
                                    each becoming an indirect subsidiary of New Parent. As a
                                    result of the Merger, each outstanding share of Company
                                    Common Stock (other than shares held by holders who have
                                    properly exercised dissenters' rights under Washington
                                    law) will be converted into one share of New Common
                                    Stock. After the Reorganization, New Parent's operations
                                    will be carried out primarily through the Company,
                                    Hughes and KUA, as operating subsidiaries of New Parent.
                                    See "Proposal V: The Reorganization--The
                                    Reorganization."

Recommendation of the Board;
  Reasons for the
  Reorganization..................  The Board of Directors has approved the Reorganization and adopted the Merger Agreement and unanimously
                                    recommends the approval of the Reorganization (which
                                    includes approval of the Merger Agreement) by the
                                    shareholders of the Company. In making its decision to
                                    recommend the Reorganization to the shareholders, the
                                    Board of Directors considered a number of factors,
                                    including (i) flexibility for both the management and
                                    business of the Company and New Parent within the
                                    resulting corporate structure, (ii) control of the
                                    Company's national growth strategy, (iii) broader
                                    alternatives for future financing, and (iv) the modern,
                                    comprehensive and flexible nature of the Delaware
                                    General Corporation Law (the "DGCL"). See "Proposal V:
                                    The Reorganization--Recommendation of the Board; Reasons
                                    for the Reorganization."

Vote Required.....................  The affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common
                                    Stock is required to approve the Reorganization.
                                    Abstentions and broker nonvotes will be counted as votes
                                    against approval of the Reorganization. See "Proposal V:
                                    The Reorganization--Vote Required."

Certain Federal Income Tax
  Consequences; Accounting
  Treatment.......................  While not entirely free from doubt, as discussed below,
                                    Bogle & Gates P.L.L.C. ("Bogle & Gates") is of the
                                    opinion that for federal income tax purposes (i) the
                                    Merger should qualify as an

                                    exchange pursuant to Section 351 of the Internal Revenue
                                    Code of 1986, as amended (the "Code"), (ii) no gain or
                                    loss should be recognized by the holders of Company
                                    Common Stock as a result of the conversion of Company
                                    Common Stock solely into New Common Stock pursuant to
                                    the Merger, (iii) the tax basis of the New Common Stock
                                    received by each such holder pursuant to the Merger
                                    should be the same as the holder's basis in Company
                                    Common Stock converted in the Merger, (iv) the holding
                                    period of such New Common Stock should include the
                                    period during which such holder held the Company Common
                                    Stock converted in the Merger, provided that such
                                    Company Common Stock was held as a capital asset on the
                                    date of the exchange, and (v) dissenting holders of
                                    Company Common Stock who receive solely cash in exchange
                                    for all of their Company Common Stock should recognize
                                    gain or loss equal to the difference between the cash
                                    received and their adjusted tax basis in the shares of
                                    Company Common Stock effectively exchanged therefor and
                                    will be subject to ordinary income tax on any interest
                                    received.

                                    Notwithstanding the foregoing, the Reorganization could
                                    adversely affect the federal income tax characterization
                                    and consequences of a prior acquisition referred to
                                    herein as the KUI Transactions. See "Proposal V: The
                                    Reorganization--Certain Federal Income Tax Consequences;
                                    Accounting Treatment."

                                    Each holder of Company Common Stock should consult his
                                    or her own tax advisor to determine the particular tax
                                    consequences of the Merger to him or her.

                                    The Merger will not result in a new basis of accounting,
                                    and, as a result, the historical book basis of the
                                    Company's assets and accounting methods will carry over
                                    after consummation of the Reorganization. See "Proposal
                                    V: The Reorganization--Certain Federal Income Tax
                                    Consequences; Accounting Treatment."

Merger Agreement..................  The Merger Agreement has been unanimously adopted and approved by the Board of Directors of each of the
                                    Company, New Parent and Merger Sub, and by the sole
                                    shareholder of each of New Parent and Merger Sub, and
                                    each of these companies has executed the Merger
                                    Agreement. The Merger Agreement provides, among other
                                    things, that (i) Merger Sub will be merged with the
                                    Company, with the Company being the surviving
                                    corporation, and (ii) each outstanding share of Company
                                    Common Stock outstanding immediately prior to the
                                    Effective Time (as hereinafter defined) (other than
                                    shares held by holders who have properly exercised
                                    dissenters' rights under Washington law) will
                                    automatically be converted into one share of New Common
                                    Stock.

                                    As a result of the Merger and certain related
                                    transactions, the Company, Hughes and KUA each will
                                    become an indirect wholly owned subsidiary of New
                                    Parent.

                                    The Merger Agreement provides that the Company, New
                                    Parent and Merger Sub may by written agreement amend the
                                    Merger Agreement at any time prior to the Effective
                                    Time, and that the

                                    Merger Agreement may be terminated and abandoned at any
                                    time by unilateral action of the Board of Directors. See
                                    "Proposal V: The Reorganization--Merger Agreement."

Directors and Management..........  If the Reorganization is approved by the shareholders and implemented, the persons elected as directors of the
                                    Company at the Annual Meeting, as well as those persons
                                    whose terms as directors of the Company shall continue,
                                    will serve as the directors of New Parent. It is
                                    expected that the executive officers of New Parent
                                    following the completion of the Reorganization will
                                    include Christopher A. Sinclair, President and Chief
                                    Executive Officer, Fredrick S. Meils, Senior Vice
                                    President for Corporate Development and William P.
                                    Ketcham, Senior Vice President for Marketing and Public
                                    Affairs. See "Proposal V: The Reorganization--Certain
                                    Information Regarding New Parent--Directors and
                                    Management."

Dividend Policy...................  The Company currently does not pay cash dividends on
                                    Company Common Stock, and the Company (and, upon
                                    consummation of the Reorganization, New Parent) intends
                                    to retain available funds to finance the growth and
                                    operations of its business. In addition, the payment of
                                    dividends is restricted by certain credit agreements of
                                    the Company. See "Proposal V: The
                                    Reorganization--Certain Information Regarding New
                                    Parent--Dividend Policy."

Stock Exchange Listing............  New Parent has applied to list the New Common Stock on the NYSE. It is expected that such listing will become
                                    effective at the Effective Time, subject to the rules of
                                    the NYSE, and New Parent will be identified on the NYSE
                                    by the Company's current symbol, "XQ". See "Proposal V:
                                    The Reorganization--Certain Information Regarding New
                                    Parent--Stock Exchange Listing."

Transfer Agent and Registrar......  ChaseMellon Shareholder Services L.L.C., the Transfer
                                    Agent and Registrar of the Company Common Stock, will
                                    serve in the same capacities for the New Common Stock.

Certain Effects of
  the Reorganization..............  The Company's current credit facility (the "New Credit
                                    Facility") consists of (i) a $250 million term loan
                                    facility (the "Term Loan Facility"), (ii) a $125 million
                                    revolving credit facility (the "Revolving Credit
                                    Facility"), and (iii) a $225 million reducing revolving
                                    credit facility (the "Acquisition Facility"). The New
                                    Credit Facility will remain in place following
                                    consummation of the Reorganization, subject to certain
                                    changes thereto. See "The Reorganization--Certain
                                    Effects of the Reorganization."

                                    The Company currently has outstanding $150 million
                                    aggregate principal amount of its 8.70% Senior
                                    Subordinated Notes due March 15, 2007 (the "Notes"). The
                                    Notes will remain outstanding following consummation of
                                    the Reorganization, subject to certain changes relating
                                    to the guarantors thereof. See "The
                                    Reorganization--Certain Effects of the Reorganization."

                                    Upon consummation of the Merger, in accordance with the
                                    terms of the Merger Agreement, New Parent will assume
                                    certain obligations and liabilities of the Company,
                                    including certain of the Company's obligations under the
                                    current employment

                                    agreements with Christopher A. Sinclair, Dan
                                    Kourkoumelis and Marc W. Evanger and the Company's
                                    obligations under each of the Executive Plan, the Stock
                                    Unit Plan, the Option Plan, the Incentive Plan, the 1990
                                    Employee Stock Purchase Plan (the "Purchase Plan") and
                                    the Directors' Nonqualified Stock Option Plan (the
                                    "Directors' Plan"). A vote in favor of the
                                    Reorganization, including the Merger, will constitute
                                    approval of New Parent's assumption of the Company's
                                    obligations under such plans. See "Proposal V: The
                                    Reorganization--Certain Effects of the Reorganization."

Certain Substantive Differences in
  Corporation Laws................  As a result of the Merger, New Parent's business and legal affairs will be governed by the laws of the State
                                    of Delaware. There are certain differences between the
                                    corporation laws of Washington and Delaware, which will
                                    result in changes in the rights of shareholders if the
                                    Merger is consummated, including differences with
                                    respect to (i) the indemnification of officers and
                                    directors, (ii) provisions affecting hostile takeovers,
                                    (iii) mergers or sales of substantially all of a
                                    corporation's assets, (iv) special meetings of
                                    shareholders, (v) dissenters' rights, (vi) amendments to
                                    the articles/certificate of incorporation, (vii)
                                    shareholder action taken without a meeting, and (viii)
                                    transactions with officers and directors. See "Proposal
                                    V: The Reorganization--Certain Substantive Differences
                                    in Corporation Laws."

Rights of Dissenting
  Shareholders....................  A record holder of Company Common Stock will have the right to dissent with respect to the Merger and, subject
                                    to certain conditions, will be entitled to receive a
                                    cash payment equal to the fair value of his or her
                                    shares under the Washington business corporation act
                                    (the "WBCA"). Any Company shareholder who intends to
                                    exercise his or her dissenter's rights must not vote his
                                    or her shares in favor of the Reorganization and must
                                    satisfy the procedural requirements concerning
                                    dissenters' rights specified in Chapter 23B.13 of the
                                    WBCA, which is attached hereto as ANNEX C. See "Proposal
                                    V: The Reorganization--Rights of Dissenting
                                    Shareholders."

Regulatory Matters................  The Company is not aware of any material governmental approvals or actions that may be required for
                                    consummation of the Reorganization, including the
                                    Merger. See "Proposal V: The Reorganization--Regulatory
                                    Matters."

                    VOTING SECURITIES AND PRINCIPAL HOLDERS


    The only voting securities of the Company are shares of Company Common Stock, each of which is entitled to one vote. Holders of Company Common Stock do not have any cumulative voting rights. On the Record Date, there were issued and outstanding shares of Company Common Stock. The closing price of a
share of Company Common Stock on the NYSE Composite Tape on            , 1997
was      .



    The following table sets forth certain information as of August 1, 1997 with respect to (i) all holders known by the Company to be the beneficial owners of five percent or more of the outstanding shares of Company Common Stock, (ii) each director and nominee, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all executive officers, directors and nominees of the Company as a group. Except as noted below, each person has sole voting and investment power with respect to the shares shown.



                                                                           AMOUNT AND NATURE OF
                                                                                BENEFICIAL       PERCENT OF SHARES
NAME AND ADDRESS (1)                                                           OWNERSHIP(2)       OUTSTANDING(2)
-------------------------------------------------------------------------  --------------------  -----------------
Zell/Chilmark Fund, L.P. (3)(4)..........................................         3,975,000              18.95%
FMR Corp. (5)............................................................         2,199,000              10.48
Stuart M. Sloan (6)......................................................         1,667,882               7.89
Christopher A. Sinclair..................................................           500,000               2.33
Dan Kourkoumelis.........................................................           152,323              *
John W. Creighton, Jr....................................................            16,708              *
Roger K. Hughes..........................................................                 0             --
Maurice F. Olson.........................................................           503,074               2.40
Marc H. Rapaport.........................................................             5,300              *
Sheli Z. Rosenberg (3)(4)................................................         3,981,300              18.97
Ronald A. Weinstein......................................................           299,192               1.43
Samuel Zell (3)(4).......................................................         3,983,633              18.98
Marc W. Evanger..........................................................            70,251              *
All executive officers, directors and nominees as a group (13 persons)...         7,204,663              32.87%


------------------------------

*   Denotes less than 1%.

(1) The business address of Zell/Chilmark Fund, L.P. ("Zell Chilmark"), Mr. Zell and Ms. Rosenberg is Two North Riverside Plaza, Chicago, Illinois 60606. The business address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. The business address of Mr. Sloan is 10112 N.E. 10th Street, Bellevue, Washington 98004.


(2) Includes shares that may be acquired within 60 days through the exercise of stock options or Stock Units, as follows: Mr. Sloan, 168,900 shares; Mr. Sinclair, 500,000 shares; Mr. Kourkoumelis, 146,185 shares; Mr. Creighton, 12,833 shares; Mr. Olson, 8,633 shares; Mr. Rapaport, 5,300 shares; Ms. Rosenberg, 5,300 shares; Mr. Weinstein, 14,633 shares; Mr. Zell, 8,633 shares; Mr. Evanger, 65,484 shares; and all executive officers and directors as a group, 935,901 shares.


(3) By virtue of their positions with the entities that indirectly control the general partner of Zell Chilmark, Mr. Zell and Ms. Rosenberg may be deemed to beneficially own the shares of Company Common Stock beneficially owned by Zell Chilmark. Mr. Zell and Ms. Rosenberg each disclaim beneficial ownership of such shares.

(4) In connection with the Company's recapitalization that was completed in March 1995 (the "Recapitalization"), Zell Chilmark and the Company entered into a Standstill Agreement dated as of January 14, 1995 (the "Zell Chilmark Standstill Agreement") pursuant to which Zell Chilmark agreed that it and certain of its affiliates will not take any of the following actions without the approval of a majority of the Company's disinterested directors, subject to specified limited exceptions: (a) increase their ownership of Company Common Stock (or securities convertible into or exchangeable for Company Common Stock or other options or rights to acquire Company Common Stock) prior to June 30, 2000 beyond 30% of the outstanding shares of Company Common Stock; (b) sell or otherwise dispose of any Company Common Stock prior to March 29, 1997; (c) sell or otherwise dispose of any Company Common Stock during the two-year period following March 29, 1997 to any person or group that would thereafter own (to Zell Chilmark's knowledge) more than 5% of the outstanding Company Common Stock after such transfer; (d) form, join or participate in any other way in a partnership, voting trust or other "group" (as such term is defined under

    Section 13(d) of the Exchange Act), or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Company Common Stock;
    (e) engage in certain specified takeover actions or take any other actions, alone or in concert with any other person, to seek control of the Company or otherwise seek to circumvent any of the foregoing limitations; or (f) engage in any material transaction with the Company. See "Proposal I: Election of Directors" and "Certain Relationships and Related Transactions."

(5) Based on a Schedule 13G dated May 8, 1997 filed with the Commission by FMR Corp., a parent holding company, on behalf of itself and Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment advisor ("Fidelity Management"), Edward C. Johnson 3d in his individual capacity and as Chairman and a predominant shareholder of FMR Corp. and Abigail Johnson in her individual capacity and as a director and a predominant shareholder of FMR Corp. Fidelity Management reports that it is the beneficial owner of 2,199,000 shares of Company Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the "Funds"), and that one of the Funds, Fidelity Contrafund, owns 1,055,500 shares of the Company Common Stock. FMR Corp. and Mr. Johnson report that they have sole dispositive power with respect to 2,199,000 shares. Mr. Johnson and FMR Corp. report that they do not have power to vote or direct the voting of these shares, which power is held by the Boards of Trustees of each of the Funds. Fidelity Management carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.


(6) In connection with the Recapitalization, Mr. Sloan and the Company entered into a Standstill Agreement dated as of January 14, 1995 (the "Sloan Standstill Agreement") pursuant to which Mr. Sloan agreed that he will not take any of the following actions, subject to specified limited exceptions:
    (a) sell or otherwise dispose of any Company Common Stock prior to March 29, 1997 (except (i) for the sale by Mr. Sloan to Zell Chilmark of 2,975,000 shares of Company Common Stock (which occurred on January 16, 1996); (ii) in response to certain tender or exchange offers; and (iii) for charitable donations of Company Common Stock in an amount not to exceed 200,000 shares); (b) form, join or participate in any other way in a partnership, voting trust or other "group" (as such term is defined under Section 13(d) of the Exchange Act), or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Company Common Stock; (c) engage in any material transaction with the Company without the approval of a majority of the Company's disinterested directors; or (d) engage in certain specified takeover actions or take any other actions, alone or in concert with any other person, to seek control of the Company or otherwise seek to circumvent any of the foregoing limitations. See "Certain Relationships and Related Transactions."

                                  PROPOSAL I:
                             ELECTION OF DIRECTORS

    The Company's Articles of Incorporation provide that the Board of Directors is divided into three classes: Class I, Class II and Class III, each Class to be as nearly equal in number as possible. Currently, the Board of Directors consists of 10 persons. Unless a director has been appointed to fill a vacancy or to fill a position that was created by increasing the number of directors, each director serves for a term ending at the third annual shareholders meeting following the annual meeting at which he or she was elected. Each director serves until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Four Class I directors and one Class II director are to be elected at the Annual Meeting.

    Information as to the nominees and as to each other director whose term will continue after the Annual Meeting is provided below. The candidates elected will be those receiving the largest numbers of votes cast by the shares entitled to vote in the election, up to the number of directors to be elected by such shares. Shares held by persons who abstain from voting on the election and broker nonvotes will not be counted in the election. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the nominees of the Board of Directors named below. Although the Board of Directors anticipates that the nominees will be available to serve as directors of the Company, should any of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

    Two designees of Zell Chilmark (Mr. Zell and Ms. Rosenberg) are members of the Board of Directors in accordance with the terms of the Recapitalization and Stock Purchase and Sale Agreement, dated as of January 14, 1995 (the "Recapitalization Agreement"), among the Company, Stuart M. Sloan and Zell Chilmark. In addition, the Zell Chilmark Standstill Agreement provides that (i) Zell Chilmark will continue to have two representatives on the Board of Directors as long as Zell Chilmark owns at least 10% of the outstanding Company Common Stock, (ii) the Company will not increase the size of its Board beyond nine members as long as Zell Chilmark is entitled to two Board designees (which covenant was waived with respect to the appointment of Mr. Hughes as a tenth director of the Company), and (iii) with certain exceptions, Zell Chilmark will vote its Company Common Stock for the election or removal of directors of the Company either (a) in accordance with the recommendations of a majority of the Company's disinterested directors or (b) in the same proportion as the other shareholders vote on such matter. The Zell Chilmark Standstill Agreement also imposes limitations on how Zell Chilmark may vote its Company Common Stock with respect to any matter that would relate to a possible change in control of the Company.

    The terms of the Agreement and Plan of Merger, dated as of November 20, 1996, among the Company, QHI Acquisition Corporation and Hughes (the "Hughes Merger Agreement"), provided that at the request of Roger K. Hughes, the Company would cause Mr. Hughes to be appointed as a director of the Company promptly following the closing of the transactions contemplated by the Hughes Merger Agreement and to cause Mr. Hughes to be nominated for reelection as a director, if he should so desire, at the next meeting of shareholders at which directors, or the class of directors to which he is appointed, stand for reelection. Mr. Hughes was appointed to the Board of Directors in July 1997.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES. PROXIES WILL BE VOTED FOR ALL NOMINEES UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

NOMINEES FOR ELECTION

    CLASS I DIRECTORS (TERMS TO EXPIRE IN 2000)

    John W. Creighton, Jr., 64, became a director of the Company in December 1989. He has served since 1988 as President and a director, and since August 1991 as Chief Executive Officer, of Weyerhaeuser Company, a forest products company. Mr. Creighton also serves as a director of NHP, Inc. and Unocal Corporation.

    Marc H. Rapaport, 40, became a director of the Company in May 1996. Mr. Rapaport is currently Chairman and lead investor in LA Soccer Partners, L.P. He was a co-founder of the Capital Division of Jefferies and Company, Inc. in 1990 and served as Executive Vice President and director of corporate finance until 1994. Prior to 1990, Mr. Rapaport served as Executive Vice President and co-director of Domestic Capital Markets at Drexel Burnham Lambert Inc. Mr. Rapaport is a member of the Board of Governors of Cedars-Sinai Hospital.


    Samuel Zell, 55, became a director of the Company in March 1995. Mr. Zell is Chairman of the Board of Directors of Equity Group Investments, Inc., an owner, manager and financier of real estate and corporations ("EGI"), Equity Residential Properties Trust, a self-administered, self-managed equity real estate investment trust specializing in multi-family housing ("EQR"), American Classic Voyages Co., an owner and operator of cruise lines ("American Classic"), Equity Office Properties Trust, a self-administered, self-managed equity real estate investment trust specializing in office buildings ("EOP"), Anixter International, Inc., a provider of integrated network and cabling systems ("Anixter"), Manufactured Home Communities, Inc., a self-administered and self-managed real estate investment trust specializing in the ownership and management of manufactured home communities ("MHC"), Jacor Communications, Inc., an owner and operator of radio stations ("Jacor"), and Capital Trust, a specialized real estate finance company ("Capital Trust"). Mr. Zell is also Chairman of the Board and Chief Executive Officer of Capsure Holdings Corp., a holding company whose principal subsidiaries are specialty property and casualty insurers ("Capsure"). He is also a director of Sealy Corporation, a bedding manufacturer ("Sealy"), Ramco Energy PLC, an independent oil company based in the United Kingdom, TeleTech Holdings, Inc., a provider of telephone and computer-based customer care solutions ("TeleTech") and Chart House Enterprises, Inc., an owner and operator of restaurants.


    Roger K. Hughes, 71, became a director of the Company in July 1997. Mr. Hughes is Chairman and a director of Hughes, a wholly owned subsidiary of the Company. Mr. Hughes joined Hughes in 1952, and served as Chairman and Chief Executive Officer from 1983 until May 1997. Mr. Hughes served as Chairman of the California Growers Association from October 1989 until September 1990 and currently serves as both Past Chairman and Past President. In addition, Mr. Hughes serves on the Board of Directors of Certified Grocers of California and as Past Chairman thereof and is a member of the Board of Regents, and the Board of Trustees, of Mt. St. Mary's College.

    CLASS II DIRECTOR (TERM TO EXPIRE IN 1998)

    Christopher A. Sinclair, 46, has been a director and President and Chief Executive Officer of the Company since September 1996. From 1984 to July 1996, Mr. Sinclair served as a senior executive officer of PepsiCo, Inc. and most recently served as Chairman and Chief Executive Officer of PepsiCola Company. Prior to 1984, Mr. Sinclair was a marketing executive with General Foods Company, Frito-Lay Company and Newsweek, Inc. Mr. Sinclair also serves as a director of Mattel, Inc., Perdue Farms Incorporated and Woolworth Corporation. If the Reorganization is approved by the Company's shareholders and implemented, Mr. Sinclair will serve as President and Chief Executive Officer of New Parent and Holding Company. See "Proposal V: The Reorganization."

CONTINUING DIRECTORS

    CONTINUING CLASS II DIRECTORS (TERMS TO EXPIRE IN 1998)

    Maurice F. Olson, 52, became a director of the Company in March 1995. Mr. Olson was Chairman and Chief Executive Officer of Olson's Food Stores, Inc. Mr. Olson is the controlling member of Olson Management Group, LLC, a real estate development and management company. He also serves as a director of Associated Grocers, Incorporated ("Associated Grocers").

    Stuart M. Sloan, 53, became a director of the Company in 1985 and has been Chairman of the Board since June 1986. Mr. Sloan served as Chief Executive Officer of the Company from June 1986 to February 1987 and again from April 1991 to September 1996. Mr. Sloan is the founder and a principal of Sloan Capital Companies, a private investment company. Mr. Sloan also serves as a director of Anixter, TeleTech and Cucina! Cucina!, Inc.

    CONTINUING CLASS III DIRECTORS (TERMS TO EXPIRE IN 1999)

    Dan Kourkoumelis, 45, became a director of the Company in April 1991. He joined the Company as a courtesy clerk in 1967 and his experience includes several ranks of store management and executive positions. Mr. Kourkoumelis was appointed Executive Vice President in 1983, Chief Operating Officer in 1987, President in 1989 and Chief Executive Officer in September 1996. In late May 1997, Mr. Kourkoumelis was appointed President and Chief Executive Officer of Hughes. Mr. Kourkoumelis is a director of the Western Association of Food Chains and Washington Food Industry, Associated Grocers and Expeditors International of Washington, Inc. See "Proposal V: The Reorganization."

    Sheli Z. Rosenberg, 55, became a director of the Company in April 1996. Ms. Rosenberg has been President and Chief Executive Officer of EGI since November 1994 and has been its chief executive officer and a director for more than the past five years. She has been a principal of the law firm of Rosenberg & Liebentritt, P.C. since 1980. Ms. Rosenberg also serves as a director of Anixter, Capsure, CVS Corporation, an owner and operator of drugstores, Illinova Inc. and its subsidiary, Illinois Power Company, a supplier of electricity and natural gas in Illinois, MHC, Sealy, American Classic and Jacor and is a trustee of EQR, EOP and Capital Trust. Ms. Rosenberg was a Vice President of First Capital Benefit Administrators, Inc., which filed a petition under the federal bankruptcy laws in January 1995, which resulted in its liquidation in November 1995.

    Ronald A. Weinstein, 55, served as a director of the Company from June 1986 to March 1987 and became a director again in February 1988. He was a principal of Sloan Capital Companies, a private investment company, from 1984 to July 1991. From February 1989 until April 1991, Mr. Weinstein served as Executive Vice President of Merchandising at Egghead, Inc., a reseller of microcomputer software. Mr. Weinstein also serves as Chairman of B & B Auto Parts, Inc. and as a director of Molbak's, Inc. and Coinstar, Inc.

BOARD AND COMMITTEE MEETINGS


    The Board of Directors held nine meetings during the fiscal year ended December 28, 1996. In addition, as allowed by Washington law, the Board of Directors took certain actions without a formal meeting five times during the last fiscal year. Each of the present directors attended over 75% of the total number of meetings of the Board of Directors and of its committees which he or she was eligible to attend.


    The Company has an Audit Committee consisting of Messrs. Creighton, Rapaport, Olson and Weinstein. Two meetings of the Audit Committee were held during fiscal 1996. The functions of the Audit Committee include (i) reviewing the plan, scope and results of the annual independent audit and reporting to the full Board of Directors whether financial information is fairly presented and whether generally accepted accounting principles are followed; (ii) monitoring the internal accounting and financial functions of the Company to ensure quality of staff and proper internal controls; and (iii) investigating conflicts of interest, ethics and compliance with laws and regulations.

    The Company has a Compensation Committee consisting of Messrs. Creighton, Weinstein and Zell and Ms. Rosenberg. Five meetings of the Compensation Committee were held during fiscal 1996 and, as allowed by Washington law, the Compensation Committee took certain actions without formal meetings five times during fiscal 1996. The functions of the Compensation Committee include setting the compensation of the Company's executive officers and administering certain of the Company's stock option plans.

    The Company has a Nominating Committee consisting of Messrs. Sloan, Weinstein and Zell. The Nominating Committee identifies potential candidates for election to the Board of Directors, conducts background research and interviews with respect to such candidates and makes recommendations to the full Board of Directors. The Nominating Committee will consider nominees recommended by shareholders of the Company in the manner set forth in the Company's charter and as described under "Shareholder Proposals for the 1998 Annual Meeting of Shareholders." The Nominating Committee did not meet independently of the full Board of Directors in fiscal 1996.

DIRECTORS' FEES
    Through April 30, 1996, directors who were not employees of the Company, excluding Mr. Sloan, were paid an annual retainer of $10,000 plus $1,000 for each Board of Directors meeting attended in person and $250 for each teleconference, were reimbursed for their expenses incurred in attending such meetings and were granted stock options under the Directors' Plan.


    Under the Directors' Plan, each nonemployee (nonaffiliated) director of the Company is granted a nonqualified option to purchase 10,000 shares of Company Common Stock upon becoming a director. Prior to May 31, 1996, each director also was granted a nonqualified option to purchase 1,000 shares of Company Common Stock on an annual basis. Such options vest in equal annual installments over three years and terminate, to the extent not previously exercised, upon the occurrence of the first of the following events: (i) 10 years after the date of grant; (ii) termination as a director for any reason other than death or disability; or (iii) 30 days after termination as a director due to death or disability. The option exercise price is the fair market value of Company Common Stock on the date of grant. Upon exercise, the exercise price may be paid in cash, by certified or cashier's check or in shares of Company Common Stock owned by a director. Options to purchase up to 100,000 shares of Company Common Stock are authorized under the Directors' Plan. At the end of fiscal 1996, options to acquire an aggregate of 64,200 shares pursuant to the Directors' Plan were held by six directors at an average exercise price of $24.24 per share. Options to purchase 10,000 shares were granted pursuant to the Directors' Plan to each of Ms. Rosenberg and Mr. Rapaport upon their joining the Board of Directors on April 30, 1996 and May 28, 1996, respectively, at option prices of $26.00 and $27.00 per share, respectively.


    Effective April 29, 1996 through December 31, 1996, and on a calendar year basis thereafter, directors who are not employees or officers of the Company and who are not affiliated with Sloan Capital Companies will continue to be eligible for the one-time grant of options noted above upon becoming a director. In addition, in lieu of the annual retainer, meeting attendance fees and annual stock option grants, each eligible director will receive $45,000, which will be payable at the direction of the director in either cash or Stock Units pursuant to the Stock Unit Plan. Pursuant to the terms of the Stock Unit Plan, each eligible director will receive, on January 1 of each year, that number of Stock Units equal to $45,000 (less the amount, if any, which the director elects to receive in cash) divided by the fair market value of the Company Common Stock on the date of the award. Stock Units vest in equal quarterly installments and may be exercised and converted on a one-for-one basis into shares of Company Common Stock on a date designated by each director prior to grant. For fiscal 1997, 1,334 Stock Units were awarded to each of six directors (for a total of 8,004 Stock Units). For fiscal 1996, the award value was prorated to $30,000, resulting in 967 Stock Units being awarded to each of six directors (for a total of 5,802 Stock Units). Stock Units convertible into 200,000 shares of Company Common Stock may be issued pursuant to the Stock Unit Plan. The Stock Unit Plan is subject to shareholder approval. See "Proposal III: Directors' Stock Unit Plan."

    If the Reorganization is approved by the shareholders and implemented, the Directors' Plan and the Stock Unit Plan will be assumed by New Parent and each outstanding option or right under such plans will be converted into options or rights to purchase or acquire shares of New Common Stock.

                             EXECUTIVE COMPENSATION

ANNUAL COMPENSATION

    The following table shows the compensation for services rendered for each person who served as the Chief Executive Officer of the Company and for each of the other named executive officers who earned in excess of $100,000 during fiscal 1996 (together, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                      -------------
                                                              ANNUAL COMPENSATION      SECURITIES
                                                            ------------------------   UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                    FISCAL YEAR   SALARY ($)   BONUS ($)    OPTIONS (#)   COMPENSATION ($)(1)
---------------------------------------------  -----------  ------------  ----------  -------------  -------------------
Stuart M. Sloan..............................        1996   $    952,816  $  250,000       50,000         $       0
  Chairman, Chief Executive                          1995        981,068           0       58,900                 0
  Officer (2)                                        1994      1,131,757           0       50,000                 0

Christopher A. Sinclair......................        1996        173,077      87,500      500,000
  President, Chief Executive                         1995              0           0            0                 0
  Officer (3)                                        1994              0           0            0                 0

Dan Kourkoumelis.............................        1996        285,000     195,000       35,000            35,009
  President, Chief Executive                         1995        275,000     145,000      130,000            35,996
  Officer (4)                                        1994        233,528     143,000       30,000            20,862

Marc W. Evanger..............................        1996        155,000     100,000       30,000            17,443
  Vice President, Chief Financial                    1995        150,000      75,000      100,000            17,663
  Officer                                            1994        121,093      73,000       20,000            12,929

------------------------------

(1) Of these amounts, $10,474 represents the accrued Company contributions made on behalf of Messrs. Kourkoumelis and Evanger to the Quality Food Centers, Inc. Defined Contribution Plan. The remaining amounts consist of cash compensation of $24,535 and $6,969 payable to Mr. Kourkoumelis and Mr. Evanger, respectively, representing the contributions that could not be made to the Defined Contribution Plan on behalf of such individuals due to the $150,000 limitation on compensation imposed on tax-qualified plans by the Code.

(2) Mr. Sloan served as the Chief Executive Officer of the Company until September 1996. Mr. Sloan continues to serve as Chairman of the Board of the Company. Mr. Sloan received only management fees from the Company for fiscal 1994 and 1995. From August 17, 1986 to June 18, 1996, Sloan Capital Companies, which is controlled by Mr. Sloan, received from the Company a management fee of 0.2% of the Company's total sales pursuant to a management agreement. The management fee was not adjusted during the term of the management agreement, which expired on June 18, 1996, except that for the fourth quarter of fiscal 1995, the parties agreed that Mr. Sloan would accept options to purchase 58,900 shares of Company Common Stock in lieu of a cash management fee, which would have been approximately $479,000. For the period from December 31, 1995 through June 18, 1996, Sloan Capital Companies was paid 0.2% of sales, or $683,585, under the agreement. For the period from June 18, 1996 through December 28, 1996, Sloan Capital Companies was paid an aggregate of $269,231, plus a bonus payment of $250,000. See "Certain Relationships and Related Transactions."

(3) Mr. Sinclair was appointed President and Chief Executive Officer of the Company in September 1996. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(4) Mr. Kourkoumelis was appointed Chief Executive Officer of the Company in September 1996. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

OPTION GRANTS IN FISCAL 1996

    The Company maintains stock option plans pursuant to which options to purchase Company Common Stock are granted to officers and key employees of the Company. The following tables show stock option grants in fiscal 1996 to the Named Executive Officers and the year-end value of unexercised options. No options were exercised in fiscal 1996 by any of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                                ---------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                  NUMBER OF       PERCENT OF                               AT ASSUMED ANNUAL RATES OF
                                  SECURITIES     TOTAL OPTIONS                              STOCK PRICE APPRECIATION
                                  UNDERLYING      GRANTED TO      EXERCISE                     FOR OPTION TERM (2)
                                   OPTIONS       EMPLOYEES IN       PRICE     EXPIRATION   ---------------------------
NAME                            GRANTED (#)(1)    FISCAL YEAR      ($/SH)        DATE         5% ($)        10% ($)
------------------------------  --------------  ---------------  -----------  -----------  ------------  -------------
Stuart M. Sloan...............        50,000(3)          6.3      $   22.25     2/12/2006  $    699,500  $   1,773,000
Christopher A. Sinclair.......       500,000(4)         63.3          31.50     9/17/2006     9,905,000     25,100,000
Dan Kourkoumelis..............        35,000(5)          4.4          31.00     9/19/2006       682,500      1,729,350
Marc W. Evanger...............        30,000(5)          3.8          31.00     9/19/2006       585,000      1,482,300

------------------------------

(1) The Company's stock option plans are administered by the Compensation Committee of the Board of Directors, which determines to whom the options are granted, the number of shares subject to each option, the vesting schedule and the exercise price. Stock options granted to Messrs. Sloan, Sinclair, Kourkoumelis and Evanger were granted pursuant to the Executive Plan. See "Proposal II: Amendment of 1993 Executive Stock Option Plan."

(2) Potential realizable value is based on the assumption that the stock price of the Company Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the 10-year option term. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect the Company's estimate of future stock price performance. No gain to the optionee is possible without an increase in the price of Company Common Stock, which would benefit all holders of Company Common Stock commensurately.

(3) The options were granted pursuant to the Executive Plan on February 12, 1996, at fair market value and vest in equal installments over five years.

(4) The options were granted pursuant to the Executive Plan on September 17, 1996, at fair market value, vest subject to continued employment and are 100% exercisable at the earlier of seven years and such time as the Company Common Stock trades at $40.00 per share for any consecutive 10-day trading window. Such options became exercisable in January 1997.

(5) The options were granted pursuant to the Executive Plan on September 19, 1996, at fair market value and vest in equal installments over five years.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS
                                                                    OPTIONS AT FISCAL       AT FISCAL YEAR-END
                                                                      YEAR-END (#)                ($)(1)
                                                                 -----------------------  -----------------------
NAME                                                             EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
---------------------------------------------------------------  -----------------------  -----------------------
Stuart M. Sloan................................................        138,900/120,000     $ 1,210,975/1,052,500
Christopher A. Sinclair........................................              0/500,000(2)            0/1,000,000(2)
Dan Kourkoumelis...............................................        105,985/166,000       1,301,651/1,701,750
Marc W. Evanger................................................         65,484/128,000         745,729/1,290,500

------------------------------

(1) Value is based on (a) the fair market value of Company Common Stock at the end of fiscal 1996 ($33.50 per share) less the option exercise price times
    (b) the number of shares underlying the options.

(2) Such options became exercisable in January 1997.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE-IN-CONTROL ARRANGEMENTS

    Mr. Sinclair is employed pursuant to an agreement which provides for continuation of his employment through September 16, 1999, subject to earlier termination under various circumstances. The agreement provides for an annual base salary of $600,000, subject to increase by the Compensation Committee, as well as an annual bonus, targeted at 50% of annual base salary, although the actual amount of bonus paid is based on criteria established from time to time by the Company's Compensation Committee, which amount may be more or less than 50% of annual base salary. Pursuant to the agreement, Mr. Sinclair was granted options to purchase a total of 500,000 shares of Company Common Stock at an exercise price of $31.50 per share pursuant to the Executive Plan. See "Executive Compensation--Option Grants in Fiscal 1996" and "Proposal II:
Amendment of 1993 Executive Stock Option Plan" for a more complete description of such options. The agreement also provides for additional grants of stock options to Mr. Sinclair on the first and second anniversaries thereof, based on a formula which generally provides for options equal to three times base salary and target bonus, divided by the market price of Company Common Stock on or prior to the date of each such grant. If Mr. Sinclair's employment is terminated under certain circumstances prior to September 16, 1999 (including within 90 days after a change in control of the Company), Mr. Sinclair would be entitled to severance payments equal to his base salary through September 16, 1999, plus the target bonus applicable to the period during which such termination occurred. The agreement expressly provides for adoption of the holding company structure, and the obligations under the agreement would be assumed by New Parent upon consummation thereof. See "Compensation Committee Report on Executive Compensation" and "Proposal V: The Reorganization."

    Mr. Kourkoumelis is employed pursuant to an agreement which provides for continuation of his employment through September 1, 1999, subject to earlier termination under various circumstances. The agreement provides for an annual base salary of $283,246, subject to increase by the Compensation Committee. In the event Mr. Kourkoumelis' employment is terminated under certain circumstances prior to September 1, 1999 (including termination by the Company within 180 days after a change in control of the Company), Mr. Kourkoumelis would be entitled to severance payments equal to the sum of his base salary plus bonus for a period of two years from the date of such termination, and all options to purchase shares of Company Common Stock then held by Mr. Kourkoumelis would immediately vest. See "Compensation Committee Report on Executive Compensation." Beginning in late May 1997, Mr. Kourkoumelis was appointed President and Chief Executive Officer of Hughes at an annual base salary of $355,000.

    Mr. Evanger is employed pursuant to an agreement which provides for continuation of his employment through September 1, 1999, subject to earlier termination under various circumstances. The agreement provides for an annual base salary of $154,498, subject to increase by the Compensation Committee. In the event Mr. Evanger's employment is terminated under certain circumstances prior to September 1, 1999 (including termination by the Company within 180 days after a change in control of the Company), Mr. Evanger would be entitled to severance payments equal to the sum of his base salary plus bonus for a period of two years from the date of such termination, and all options to purchase shares of Company Common Stock then held by Mr. Evanger would immediately vest. See "Compensation Committee Report on Executive Compensation."

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The compensation of the Company's executive officers is determined by the Compensation Committee, which is comprised solely of directors who have never served as officers or employees of the Company. The Company and the Compensation Committee have also retained independent compensation consultants to assist in developing, and periodically assessing the reasonableness of, the compensation program for executive officers.

COMPENSATION PHILOSOPHY

    The philosophy of the Compensation Committee in determining executive compensation is that such compensation should (i) reflect Company performance,
(ii) reward individual performance, (iii) align the interests of the executives with the long-term interests of the shareholders, and (iv) assist the Company in attracting and retaining key executives critical to the long-term success of the Company. Historically, it has been the Company's policy to set compensation for its senior executives at or near the median for other companies of similar size in the food and consumer goods industry. In 1996, the Company made a commitment to raise the overall compensation levels of its senior executives above the industry median through the payment of enhanced performance-based bonuses and long-term incentives, and to thereby be in a position to attract and retain executives of the highest quality. In addition, such commitment was made in connection with the Company's determination to seek to implement the Reorganization and the Company's objective to become a leading multi-regional operator of premium supermarkets.

PRINCIPAL COMPENSATION ELEMENTS

    Executive compensation, other than for the Company's Chairman, consists primarily of (i) base salary, (ii) a bonus, and (iii) the grant of stock options. Base salary is determined at or about the beginning of a fiscal year, while bonuses are determined at the end of the fiscal year, thereby allowing the Compensation Committee to take into account Company and individual performance in determining a significant portion of an executive's compensation. Stock option grants generally are determined at the end of the fiscal year but may occur at any time.

    BASE SALARY. In fiscal 1996, the Compensation Committee continued its practice of fixing base salaries for its executive officers at levels it believed are at or below the median for the salaries paid to executive officers holding comparable positions at other similarly sized companies in the food and consumer goods industry based upon reports, salary surveys and input from compensation consultants. Some of the companies considered relevant for salary comparison purposes are included in the S&P Retail Stores--Food Chains Index which is plotted in the performance graph following this report.

    BONUSES. In fiscal 1996, the Compensation Committee began fixing bonuses at levels it believed are at or above the level of bonuses paid to executive officers holding comparable positions at similar companies. Bonuses are discretionary and are determined subjectively, with the Compensation Committee taking into account Company and individual performance. Target bonuses have been established for certain senior executives. Both financial and nonfinancial factors, including the Company's growth, increases in operating income and increases in an executive's responsibilities, are considered.

    STOCK OPTIONS. The Compensation Committee grants stock options to its executive officers pursuant to the Executive Plan. Such awards are designed to align a significant portion of executive compensation with shareholder interests, as well as provide long-term incentives to the executive. The Compensation Committee considers the amount of options granted to the executive officer in prior years, as well as his or her position and responsibilities. Except with respect to Mr. Sinclair, stock option grants for fiscal 1996 were discretionary and determined subjectively. There is no target percentage or range of overall executive compensation that the Compensation Committee expects to be represented by stock option grants; however, in fiscal 1996, the Compensation Committee made a commitment that the Company be in the top quartile of similarly sized companies in the food and consumer goods industry when ranked on the basis of stock option grants to senior executives.

CEO COMPENSATION

    MR. SLOAN. Mr. Sloan served as Chief Executive Officer of the Company until September 1996 and continues to serve as Chairman of the Company. For fiscal 1996, Mr. Sloan, through Sloan Capital Companies, received a management fee of 0.2% of the Company's total sales for the first two fiscal quarters of 1996 pursuant to a management agreement entered into in 1986, which expired on June 18, 1996. The management fee was negotiated between Mr. Sloan and the Company in connection with Mr. Sloan's acquisition of the Company in 1986. Although the Company made a decision in 1996 to conduct a search for a new Chief Executive Officer, and Mr. Sinclair began serving in such position in September, 1996, the Compensation Committee agreed to pay Mr. Sloan, through Sloan Capital Companies, a fee of $269,231 plus a bonus of $250,000 for the period from June 18, 1996 to December 28, 1996. In determining Mr. Sloan's compensation during the period following expiration of the management agreement, the Compensation Committee placed considerable importance on Mr. Sloan's leadership and overall contribution toward the acquisition of Hughes and of Keith Uddenberg, Inc. ("KUI"). Effective January 1, 1997, Mr. Sloan's compensation was reduced to $150,000 per year.

    The Compensation Committee granted Mr. Sloan stock options to purchase 50,000 shares of Company Common Stock pursuant to the Executive Plan at fair market value on February 12, 1996 to provide Mr. Sloan with additional incentive to improve the long-term performance of Company Common Stock from current levels. An additional grant of stock options to purchase 50,000 shares of Company Common Stock at then current fair market value was made on January 23, 1997 as further recognition of Mr. Sloan's contribution to the Hughes acquisition.

    MR. SINCLAIR. Mr. Sinclair has served as Chief Executive Officer of the Company since September 1996. The salary and bonus opportunities for Mr. Sinclair were set by his employment agreement. His annual base salary is $600,000, of which $173,077 was paid in 1996, and his target bonus is 50% of base salary. For 1996, Mr. Sinclair was awarded a bonus of $87,500, or 100% of his 50% target bonus. Pursuant to his employment agreement, Mr. Sinclair was also granted stock options to purchase 500,000 shares of Company Common Stock pursuant to the Executive Plan. The compensation paid to Mr. Sinclair reflects the commitment of the Compensation Committee to raise the overall compensation level of its senior executives above the median for other public companies in the retail food chain industry, and thereby be in a position to attract and retain executives of outstanding quality.

    MR. KOURKOUMELIS. Mr. Kourkoumelis has served as Chief Executive Officer of the Company since September 1996. Previously, he served as President and Chief Operating Officer of the Company. Mr. Kourkoumelis received a base salary of $285,000 in 1996 and was paid a bonus of $195,000. He also was granted stock options for 35,000 shares of Company Common Stock pursuant to the Executive Plan.

    Certain compensation paid to the Named Executive Officers may not be deductible by the Company due to the limitations imposed by Section 162(m) of the Code, which generally limits to $1 million a public corporation's annual federal tax deduction for compensation paid to certain of its most highly compensated executive officers, including the chief executive officer. However, certain qualified performance-based compensation is not subject to the $1 million deduction limit if the requirements of Section 162(m) and the regulations thereunder are satisfied. Although it is the policy of the Company to attempt to structure its executive compensation program in a manner which will avoid the limitations of Section 162(m), to the extent it can reasonably do so consistent with its goal of retaining and motivating its executives, a portion of the compensation payable to the Named Executive Officers may not constitute qualified performance-based compensation and will therefore not be deductible by the Company.

    The Compensation Committee believes that the Company's compensation program properly rewards its executive officers and other employees for achieving improvements in the Company's performance and serving the interest of its shareholders.

                                          COMPENSATION COMMITTEE

                                          Samuel Zell, Chairman
                                          John W. Creighton, Jr.
                                          Sheli Z. Rosenberg
                                          Ronald A. Weinstein

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is comprised of Messrs. Creighton, Weinstein and Zell and Ms. Rosenberg. Mr. Sloan, the Company's Chairman, is a director and serves on the compensation committee of Anixter. Mr. Zell is the Chairman of the Board of Anixter and Ms. Rosenberg is a director of Anixter.

    In connection with the Recapitalization, the Company issued to Zell Chilmark 1,000,000 shares of Company Common Stock at $25.00 per share on March 29, 1995. Mr. Zell and Ms. Rosenberg indirectly control the general partner of Zell Chilmark. See "Certain Relationships and Related Transactions."

    During fiscal 1996, the Company and certain of its subsidiaries incurred legal fees for services provided by Rosenberg & Liebentritt, P.C., a law firm of which Ms. Rosenberg, a director, is a principal. Such legal fees were for certain legal services, including services performed in connection with various general corporate matters.

                               PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                       AMONG QUALITY FOOD CENTERS, INC.,

             S&P 500 INDEX AND S&P RETAIL STORES--FOOD CHAINS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    TOTAL SHAREHOLDER RETURNS
Years Ended                               QUALITY FOOD CENTERS, INC.      RETAIL (FOOD CHAINS) - 500     S&P 500 INDEX
Dec-91                                                       $100.00                         $100.00           $100.00
Dec-92                                                       $113.95                         $130.78           $107.62
Dec-93                                                        $77.13                         $126.84           $118.46
Dec-94                                                        $75.87                         $135.76           $120.03
Dec-95                                                        $89.33                         $173.91           $165.13
Dec-96                                                       $108.38                         $201.90           $203.05

    The above comparison assumes $100 invested in Company Common Stock, the S&P 500 Index and the S&P Retail Stores--Food Chains Index on December 31, 1991. Effective February 20, 1997, the Company's shares were listed for trading on the NYSE.

                                  PROPOSAL II:
                                  AMENDMENT OF
                        1993 EXECUTIVE STOCK OPTION PLAN

    The Board of Directors has amended the Executive Plan to increase from 700,000 to 1,700,000 the number of shares of Company Common Stock available for issuance upon exercise of options to acquire Company Common Stock granted under the Executive Plan, subject to approval by the shareholders at the Annual Meeting. The Executive Plan was also amended to provide that no person shall be eligible to receive under such plan in any fiscal year more than 500,000 shares of Company Common Stock, subject to approval by the shareholders at the Annual Meeting. The amendments will be approved if the number of votes cast in their favor exceeds the number cast against (provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal). Abstentions and broker nonvotes will not be counted. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the amendments to the Executive Plan.

    As of August 1, 1997, options to purchase 1,160,900 shares of Company Common Stock had been granted under the Executive Plan (460,900 of which are subject to shareholder approval of the amendments).


    The Executive Plan was adopted by the Board of Directors in January 1993 and approved by the shareholders in April 1993. The Executive Plan currently provides that 700,000 shares of Company Common Stock are reserved for issuance upon the exercise of options granted thereunder, subject to adjustment for stock dividends, stock splits, reverse stock splits and other similar changes in the Company's capitalization. Shares of Company Common Stock received or withheld by the Company as payment upon exercise of options are added to the number of shares as to which options may be granted. Shares subject to options that expire unexercised also are available for new option grants.

    The purpose of the Executive Plan is to retain the services of valued key executive officers (individually, an "Executive") of the Company and related companies through significant proprietary incentives which reflect the success of the Company and to serve as an aid and inducement in hiring new Executives.

    Primary authority for administration of the Executive Plan is held by the Board of Directors, except that the Board may establish a committee to administer the Executive Plan (the Board or such committee hereinafter referred to as the "Plan Administrator"). In January 1993, the Board of Directors delegated to the Compensation Committee the responsibility to administer the Executive Plan and authorized the Compensation Committee to serve as the Plan Administrator.

    Options may be granted under the Executive Plan to any Executive that the Plan Administrator may select. An Executive who has been granted an option may, if he or she is otherwise eligible, be granted an additional option or options under the other stock option plans of the Company.

    The exercise price for options granted pursuant to the Executive Plan must not be less than the fair market value of the Company Common Stock on the date of grant, as determined by the Plan Administrator. No option is exercisable until it has vested. The Plan Administrator may specify the vesting schedule for an option when it is granted. If no vesting schedule is specified, 20% of the shares covered by an option will become exercisable on each anniversary of the date of grant.

    The Plan Administrator may accelerate the vesting of options. The Executive Plan also provides that all options outstanding upon the declaration by the Company of an Extraordinary Dividend or at the date of a Change in Control (as those terms are defined in the Executive Plan) will become fully vested and immediately exercisable for the duration of the option term as of the date of the Change in Control or declaration of the Extraordinary Dividend.

    Options are nontransferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. With certain exceptions, each outstanding option terminates, to the extent not previously exercised, upon the occurrence of the first of the following: (i) the expiration of the option term, as specified by the Plan Administrator at the time of grant of the option (generally 10 years); (ii) the expiration of 90 days from the date of an optionee's termination of employment or contractual relationship with the Company for any reason other than death or disability, unless extended by the Plan Administrator until a date no later than the expiration date of the option; or (iii) the expiration of a one-year period from the date of an optionee's death or the cessation of an optionee's employment with the Company by reason of disability, unless extended by the Plan Administrator until a date not later than the expiration of the option.

    Options may be exercised, either in whole or in part, at any time after vesting, until termination (subject to any applicable holding period requirements of Exchange Act Rule 16b-3) by giving the Plan Administrator an executed notice of election to exercise specifying the number of shares to be purchased. Upon exercise, the exercise price may be paid in cash or by certified or cashier's check or, upon approval of the Plan Administrator, by (i) delivering shares of Company Common Stock previously held, (ii) having shares withheld from the number of shares to be received, (iii) delivering an irrevocable subscription agreement obligating the Executive to take and pay for the underlying shares of Company Common Stock to be purchased within one year of the date of exercise, or (iv) complying with any other payment mechanisms the Plan Administrator may approve.

    The Plan Administrator may amend or modify the Executive Plan, except that no amendment with respect to an outstanding option may be made over the objection of the holder of the option and no amendment that would permit the granting of options to a class of persons other than those currently eligible to receive options under the Executive Plan or that would cause the Executive Plan to no longer comply with Exchange Act Rule 16b-3 or any successor rule may be made without the approval of the holders of a majority of the Company's outstanding shares of voting capital stock represented at a meeting at which a quorum is present.

    Options granted under the Executive Plan are not intended to qualify under
Section 422 of the Code. The Executive Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not qualified under Section 401(a) of the Code. The Plan Administrator may take such measures as it deems appropriate to ensure that the applicable requirements of federal and state securities laws and the withholding provisions of the Code have been met.

    Options granted under the Executive Plan will be exercisable for shares of Company Common Stock prior to consummation of the Reorganization and for shares of New Common Stock after consummation of the Reorganization and the assumption of the Executive Plan by New Parent (if the Reorganization is approved by shareholders and implemented). The Company cannot now determine the number of options to be received in the future by individual Executives or all executive officers as a group under the Executive Plan. Six persons are currently eligible to participate in the Executive Plan.

    Set forth below is certain information with respect to options granted that prior to the exercise thereof require shareholder approval of the amendments to the Executive Plan.

                                                                        NUMBER OF
                                                                       SECURITIES
                                                                       UNDERLYING       EXERCISE
                                                                     OPTIONS GRANTED      PRICE       EXPIRATION
NAME                                                                       (#)           (#/SH)          DATE
-------------------------------------------------------------------  ---------------  -------------  ------------
Stuart M. Sloan....................................................        50,000       $  39.250     1/22/2001
Christopher A. Sinclair............................................       500,000          31.500     9/17/2006
Fredrick S. Meils..................................................        32,000          34.125     1/05/2007
William P. Ketcham.................................................        19,000          40.250     3/18/2007

FEDERAL INCOME TAX INFORMATION

    See the discussion of the federal income tax consequences for Non-Qualified Stock Options (as hereinafter defined) under "Proposal IV: 1997 Stock Option Plan--Federal Income Tax Information."

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENTS TO THE 1993 EXECUTIVE STOCK OPTION PLAN. PROXIES WILL BE VOTED FOR THE PROPOSED AMENDMENT UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

                                 PROPOSAL III:
                           DIRECTORS' STOCK UNIT PLAN


    The Board of Directors adopted the Stock Unit Plan effective April 29, 1996, subject to approval by the shareholders at the Annual Meeting. The Stock Unit Plan will be approved if the number of votes cast in its favor exceeds the number cast against (provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to a vote on the proposal). Abstentions and broker nonvotes will not be counted. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the approval and ratification of the Stock Unit Plan.



    The Stock Unit Plan provides that 200,000 shares of Company Common Stock be reserved for issuance upon the conversion of Stock Units granted thereunder, subject to adjustment for stock dividends, stock splits, reverse stock splits and other like changes in the Company's capitalization. If any outstanding Stock Units expire or are terminated for any reason, those shares of Company Common Stock allocable to the unvested portion of such Stock Units may again be subject to a Stock Unit. The purpose of the Stock Unit Plan is to compensate certain directors of the Company.


    Stock Units may be awarded under the Stock Unit Plan to all directors who are not officers or otherwise employed by the Company or any of its subsidiaries, and who are not affiliated with Sloan Capital Companies.


    Pursuant to the terms of the Stock Unit Plan, each eligible director will receive, on January 1, 1997 and subsequent years, that number of Stock Units equal to $45,000 (less the amount, if any, which the director elects to receive in cash) divided by the fair market value of the Company Common Stock on the date of the award. With respect to the partial year beginning April 29, 1996 and ending December 31, 1996, each eligible director received a grant of 967 Stock Units, determined by dividing $30,000 by the $31.00 per share fair market value of the Company Common Stock on the date the Stock Unit Plan was adopted by the Board. Each eligible director may, by written notice delivered to the Company no later than 15 days prior to each grant date, elect to receive all or any portion (but not less than $20,000) of his or her annual retainer in the form of cash instead of Stock Units, which amount shall be payable no later than 60 days after the grant date.


    Stock Units vest in equal quarterly installments and may be exercised and converted on a one-for-one basis into shares of Company Common Stock. Pursuant to the terms of the Stock Unit Plan, each eligible director shall provide written notice not later than 15 days prior to each grant date indicating the date or dates upon which any or all of the Stock Units to be granted to such director on such grant date shall be exercised and converted into shares of Company Common Stock; provided, however, that no Stock Unit shall be exercisable prior to the later of (i) the day on which it has vested and (ii) November 28, 1997. If no such election is made, such director shall be deemed to have elected to exercise and convert all applicable Stock Units immediately upon his or her resignation, removal or other termination of membership on the Board of Directors.

    Stock Units are nontransferable except by will or the laws of descent and distribution. Each unvested Stock Unit granted under the Stock Unit Plan shall terminate, and cash amounts, if any, paid with respect to an annual retainer shall be subject to recapture (on a pro rata basis), upon the director's resignation, removal or other termination as a director of the Company for any reason whatsoever. Vested Stock Units will continue to be exercisable in accordance with the Stock Unit Plan following a director's resignation, removal or termination.

    Stock Units awarded under the Stock Unit Plan are not intended to qualify under Section 422 of the Code. The Stock Unit Plan is not subject to ERISA and is not qualified under Section 401(a) of the Code.

    Upon the exercise and conversion of any Stock Unit, the Company shall withhold any amount which it is required to withhold under any applicable state or federal tax laws or regulations.

    Stock Units awarded under the Stock Unit Plan may be converted, in accordance with the terms of the Stock Unit Plan, into shares of Company Common Stock prior to consummation of the Reorganization, and into shares of New Common Stock after consummation of the Reorganization and the assumption of the Stock Unit Plan by New Parent (if the Reorganization is approved by shareholders and implemented). For fiscal 1997, 1,334 Stock Units were awarded to each of six directors (for a total of 8,004 Stock Units). For fiscal 1996, the award value was prorated to $30,000, resulting in 967 Stock Units being awarded to each of six directors (for a total of 5,802 Stock Units). Currently, six persons are eligible to participate in the Stock Unit Plan.

FEDERAL INCOME TAX INFORMATION

    The following description addresses the federal income tax consequences of participation in the Stock Unit Plan and is intended merely to provide basic information with respect to the tax treatment applicable to the Stock Unit Plan. Although the Company believes the following statements are correct, the statements are based upon legislative, administrative and judicial authority that is subject to revision and differing interpretations. Each participant in the Stock Unit Plan should consult his or her own tax advisor concerning the tax consequences of the grant, exercise or conversion of Stock Units and the sale or other disposition of any shares of Company Common Stock (or New Common Stock) acquired pursuant to the exercise and conversion of a Stock Unit. Individual financial and tax situations may vary and state and local tax considerations may be significant.

    There will be no federal income tax consequences to the director or the Company upon the grant of Stock Units. Directors generally will recognize ordinary taxable income at the time the Stock Units are exercised and converted into shares of Company Common Stock (or New Common Stock) in an amount equal to the fair market value of the shares acquired. However, a director will not recognize taxable income at the time of the exercise and conversion if the sale of the shares received could subject the director to suit under Section 16(b) of the Exchange Act, but instead will recognize ordinary income equal to the fair market value of the shares received on the first day that such a sale is no longer subject to Section 16(b). Alternatively, a director subject to Section 16(b) may elect under Section 83(b) of the Code, within 30 days after receipt of shares of Company Common Stock (or New Common Stock), to recognize income at the time of the automatic exercise and conversion in an amount equal to the fair market value of such shares on such date. Directors who elect to receive all or a portion of their annual retainer in the form of cash will recognize ordinary taxable income upon receipt of the cash retainer payment.

    Generally, the Company will be entitled to an income tax deduction at the same time and in the same amount as the director recognizes ordinary taxable income.

    Company Common Stock (or New Common Stock) acquired through the automatic exercise and conversion of Stock Units will be a capital asset in the hands of the director. Upon disposition of the shares of Company Common Stock (or New Common Stock), the holder will recognize a capital gain or loss equal to the difference between the consideration received for such shares less the holder's adjusted basis. The sale of Company Common Stock (or New Common Stock) has no tax impact on the Company.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL AND RATIFICATION OF THE DIRECTORS' STOCK UNIT PLAN. PROXIES WILL BE VOTED FOR THE PROPOSED PLAN UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

                                  PROPOSAL IV:
                             1997 STOCK OPTION PLAN

    In May 1997, the Board of Directors adopted the Option Plan, subject to approval by the shareholders at the Annual Meeting. The Option Plan will be approved if the number of votes cast in its favor exceeds the number of votes cast against (provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to a vote on the proposal). Abstentions and broker "nonvotes" will not be counted. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the approval and ratification of the Option Plan.

    The Option Plan provides that 1,000,000 shares of Company Common Stock be reserved for issuance upon the exercise of options ("Options") to acquire Company Common Stock granted thereunder, subject to adjustment for stock dividends, stock splits, reverse stock splits and other similar changes in the Company's capitalization. The Option Plan provides for the discretionary grant of incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options") to employees and the discretionary grant of nonqualified stock options ("Non-Qualified Stock Options") to employees and such other persons as the Plan Administrator (as hereinafter defined) may select. Shares subject to Options that are cancelled or expire unexercised also are available for new Option grants.

    The purposes of the Option Plan are to retain the services of valued key employees of the Company and such other persons as the Plan Administrator shall select in accordance with the terms of the Option Plan, to encourage such persons to acquire a greater proprietary interest in the Company, thereby strengthening their incentive to achieve the objectives of the shareholders, and to serve as an aid and inducement in hiring new employees and to provide an equity incentive to other persons selected by the Plan Administrator.

    Primary authority for administration of the Option Plan is held by the Board of Directors, except that the Board may establish a committee to administer the Option Plan (the Board or such committee hereinafter referred to as the "Plan Administrator"). In May 1997, the Board of Directors delegated to the Compensation Committee the responsibility to administer the Option Plan and authorized the Compensation Committee to serve as the Plan Administrator.

    Incentive Stock Options may be granted to any individual who, at the time the Option is granted, is an employee of the Company or any related corporation ("Employee"). Non-Qualified Stock Options may be granted to Employees and to such other persons other than directors who are not Employees as the Plan Administrator shall select. An Employee who has been granted an Option may, if he or she is otherwise eligible, be granted an additional Option or options under the Company's other stock options plans. No person shall be eligible to receive in any fiscal year Options to purchase more than 50,000 shares of Company Common Stock (subject to adjustment for stock dividends, stock splits, reverse stock splits and other similar changes in the Company's capitalization).

    The exercise price for Options granted pursuant to the Option Plan shall be fixed by the Plan Administrator at whatever price the Plan Administrator may determine in the exercise of its sole discretion; provided, however, that the per share exercise price for an Incentive Stock Option or any Option granted to a "covered employee," as such term is defined for purposes of Section 162(m) of the Code, shall not be less than the fair market value per share of Company Common Stock at the date of grant as determined by the Plan Administrator in good faith; provided further, that with respect to Incentive Stock Options granted to greater-than-ten percent shareholders of the Company (as determined by reference to Section 424(d) of the Code), the exercise price per share shall not be less than 110% of the fair market value per share of Company Common Stock at the date of grant as determined by the Plan Administrator in good faith.

    No Option is exercisable until it has vested. The Plan Administrator may specify the vesting schedule for an Option when it is granted. If no vesting schedule is specified, 20% of the shares covered by an Option will become exercisable on each anniversary of the date of grant. The Plan Administrator may accelerate the vesting of Options.

    The Plan Administrator may specify a vesting schedule for all or any portion of an Option based on the achievement of performance objectives established in advance of the commencement by the optionee of services related to the achievement of performance objectives, which shall be expressed in terms of one or more of the following: return on equity, return on assets, share price, market share, sales, earnings per share, costs, net earnings, net worth, inventories, cash and cash equivalents, gross margin or the Company's performance relative to its internal business plan. Performance objectives may be in respect of the performance of the Company as a whole (whether on a consolidated or unconsolidated basis), a related corporation, or a subdivision, operating unit, product or product line of either of the foregoing.

    Options are nontransferable except by will or the laws of descent and distribution or (except in the case of an Incentive Stock Option) pursuant to a qualified domestic relations order; provided, however, that any option agreement may provide or be amended to provide that a Non-Qualified Stock Option to which it relates is transferable without payment of consideration to immediate family members of the optionee or to trusts, partnerships or limited liability companies established exclusively for the benefit of the optionee and his or her immediate family members.

    With certain exceptions, each outstanding Option terminates, to the extent not previously exercised, upon the occurrence of the first of the following: (i) the expiration of the Option term, as specified by the Plan Administrator at the time of grant (generally 10 years, or, with respect to Incentive Stock Options granted to greater-than-ten percent shareholders, a maximum of five years); (ii) the date of an optionee's termination of employment or contractual relationship with the Company for cause; (iii) the expiration of three months from the date of an optionee's termination of employment or contractual relationship with the Company for any reason other than cause, death or disability, unless, in the case of a Non-Qualified Stock Option, extended by the Plan Administrator to a date no later than the expiration date of the Option; or (iv) the expiration of one year from the date of an optionee's death or the cessation of an optionee's employment with the Company by reason of disability, unless, in the case of a Non-Qualified Stock Option, extended by the Plan Administrator to a date not later than the expiration of the Option.

    In addition, if an optionee is demoted (whether voluntarily or involuntarily), he or she shall be entitled to exercise all vested Options not otherwise terminated until such Options expire in accordance with the terms of the Option Plan. Each unvested Option granted to the demoted optionee shall terminate on the date of demotion; provided, however, that the Plan Administrator may, in its discretion, accelerate the vesting of any unvested Options to increase the number of vested Options to that number which would be granted to an employee in the position to which the optionee has been demoted.

    Options may be exercised, either all or in part, at any time after vesting, until termination (subject to any applicable holding period requirements of Exchange Act Rule 16b-3) by giving written notice to the Plan Administrator specifying the number of shares to be purchased. Upon exercise, the exercise price may be paid in cash or by certified or cashier's check or by (i) delivering shares of Company Common Stock previously held, (ii) having shares withheld, sold or margined from the number of shares to be received, or (iii) complying with any other payment mechanisms that the Plan Administrator may approve.

    The Plan Administrator may amend or modify the Option Plan, except that no amendment with respect to an outstanding Option may be made over the objection of the holder of the Option (other than those provisions triggering acceleration of vesting of outstanding Options).

    Options granted under the Option Plan will be exercisable, in accordance with the terms thereof, for Company Common Stock prior to consummation of the Reorganization, and for New Common Stock after consummation the Reorganization and the assumption of the Option Plan by New Parent (if the Reorganization is approved by shareholders and implemented).

    On May 15, 1997, the Compensation Committee granted to 233 persons Options to purchase an aggregate of 30,600 shares of Company Common Stock at an exercise price of $37.625 per share, subject to shareholder approval of the Option Plan. Such Options have a 10-year term and vest 20% on each anniversary of the date of grant.

    The Company cannot now determine the number of Options to be received in the future by individual Employees or all Employees as a group under the Option Plan. Currently, approximately 11,000 persons are eligible to participate in the Option Plan.

    The Option Plan is not subject to ERISA and is not qualified under Section 401(a) of the Code.

FEDERAL INCOME TAX INFORMATION

    The following description addresses the federal income tax consequences for both Incentive Stock Options, and Non-Qualified Stock Options, and is intended to provide basic information with respect to the tax treatment applicable to the Option Plan. Although the Company believes the following statements are correct, the statements are based upon legislative, administrative and judicial authority that is subject to revision and differing interpretations. Each participant should consult his or her own tax advisor concerning the tax consequences of the grant, exercise or surrender of an Option and the sale or other disposition of any shares of stock acquired pursuant to the exercise of an Option. Individual financial and federal tax situations may vary, and state and local tax considerations may be significant.

    NON-QUALIFIED STOCK OPTIONS

    Options that do not meet all the requirements of Section 422 of the Code are commonly referred to as Non-Qualified Stock Options, the grant of which does not have income tax consequence implications for either the Company or the recipient. Upon exercise of the Option, and possibly subject to the later expiration of any substantial risk of forfeiture, the optionee must recognize ordinary taxable income in an amount equal to the difference between the fair market value of the shares acquired and the amount paid to exercise the option. The optionee exercising a Non-Qualified Stock Option will have a tax liability even though the shares giving rise to the liability may not have been sold and converted to cash. The optionee receives a tax basis in the shares equal to the amount of income reported plus the amount of cash or basis of other property exchanged in the exercise. At the time of exercise, if the sale of the shares received could subject the optionee to suit under Section 16(b) of the Exchange Act, such optionee will instead recognize ordinary taxable income on the first day that such sale would no longer subject him or her to such suit. Alternatively, an optionee subject to Section 16(b) may elect under Section 83(b) of the Code, within 30 days after receipt of the shares, to recognize income at the time of exercise.

    Subject to Section 162(m) of the Code, the Company will be entitled to an income tax deduction at the same time, and in the same amount, as the optionee recognizes ordinary taxable income, provided that the total compensation is reasonable and the Company has met any applicable federal income tax withholding obligations in connection with the optionee's income.

    Stock acquired through the exercise of a Non-Qualified Stock Option is a capital asset in the hands of the optionee. When the underlying stock is sold, the holder will recognize a capital gain or loss on the sale and the adjusted basis of the stock sold. The sale of stock has no tax impact on the Company.

    INCENTIVE STOCK OPTIONS

    An Incentive Stock Option must meet all the requirements of Section 422 of the Code. Optionees do not recognize regular taxable income upon the grant or upon the exercise of an Incentive Stock Option. However, the difference between the exercise price and the fair market value of such shares as of the date of exercise will be an adjustment for the purpose of calculating alternative minimum taxable income. The alternative minimum tax is payable only to the extent that it exceeds the regular income tax. If the alternative minimum tax applies, it may be possible to recover some, if not all, of the alternative minimum tax paid through a credit carried forward to a tax year where regular tax liability exceeds the alternative minimum tax.

    So long as the stock acquired through an Incentive Stock Option is held for at least one year from the date of exercise and two years from the date of the grant, any sale is not considered to be a disqualifying disposition. Any gain or loss, measured by the difference between the amount realized and the adjusted basis, will be treated as proceeds from the sale of a long-term capital asset. In general, the adjusted basis will be the cash or adjusted basis of other property exchanged to exercise the Option. If there is no disqualifying disposition, the Company will not receive an income tax deduction with respect to the grant, exercise or sale of the stock or Option.

    Stock which is sold in a disqualifying disposition (other than in an insolvency proceeding) requires the seller to recognize ordinary income in an amount equal to the amount of the gain, but not more than the gain measured by the fair market value of the stock at exercise, as ordinary income and any remaining gain as capital gain. Any loss sustained on the disposition of the shares is a capital loss. If the optionee recognizes ordinary income in a disqualifying disposition, the Company, subject to Section 162(m) of the Code, will receive an income tax deduction so long as the total compensation is reasonable and the Company has met any applicable federal income tax withholding obligations in connection with the optionee's income.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL AND RATIFICATION OF THE 1997 STOCK OPTION PLAN. PROXIES WILL BE VOTED FOR THE PROPOSED PLAN UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

                                  PROPOSAL V:
                               THE REORGANIZATION

CURRENT CORPORATE STRUCTURE

    Pursuant to two separate transactions that were unrelated to the proposed Reorganization, the Company recently acquired Hughes, which operates supermarkets under the "Hughes Family Markets" name in Southern California, and KUI, which operates supermarkets primarily in the southern Puget Sound region and the Olympic Peninsula of the State of Washington. The Hughes acquisition was effected through the merger of Hughes and a wholly owned subsidiary of the Company (created for the sole purpose of effecting such acquisition), with Hughes surviving the merger and retaining its former name. The KUI acquisition was effected through the merger of KUI and a wholly owned subsidiary of the Company (created for the sole purpose of effecting such acquisition), which subsidiary survived such merger under the name "KU Acquisition Corporation." Prior to the KUI acquisition, KUI spun off to its shareholders the shares of an entity holding certain assets not intended to be part of the Company's acquisition (the "KUI Spin-Off" and, together with the KUI acquisition, the "KUI Transactions").


    The Company recently organized three direct or indirect wholly owned subsidiaries in anticipation of the holding company restructure: (i) New Parent, a wholly owned subsidiary of the Company, (ii) Holding Company, a wholly owned subsidiary of New Parent, and (iii) Merger Sub, a wholly owned subsidiary of Holding Company. Each of New Parent, Holding Company and Merger Sub was created solely for the purpose of implementing the Reorganization, and none of such corporations has conducted any business (other than with respect to certain guarantees of indebtedness of the Company entered into by New Parent and Holding Company in anticipation of the Reorganization). See "--Certain Effects of the Reorganization."


    The current corporate structure of the Company, its significant subsidiaries and its subsidiaries that were formed for purposes of implementing the Reorganization is as follows:

[Boxed diagram depicting the current corporate structure of the Company prior to the Reorganization]

THE REORGANIZATION

    The Company, New Parent and Merger Sub have entered into the Merger Agreement pursuant to which (subject to approval by the Company's shareholders) Merger Sub will merge with the Company, with the Company as the surviving corporation. Pursuant to the terms of the Merger, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares held by holders who have properly exercised dissenters' rights under Washington law) will be converted into one share of New Common Stock. A copy of the Merger Agreement is attached as ANNEX A to this Proxy Statement/ Prospectus. As a result of the Reorganization, (i) Holding Company will become a wholly owned subsidiary of New Parent and (ii) each of the Company, Hughes and KUA will become indirect subsidiaries of New Parent. Following the Reorganization, New Parent's operations will be conducted primarily through the Company, Hughes and KUA as operating subsidiaries of New Parent.


    The Merger Agreement contemplates that the Merger will become effective, and all other steps in the Reorganization will be completed, as soon as practicable after the required shareholder and regulatory approvals have been received and shares of New Common Stock shall have been approved for listing on the NYSE, subject only to official notice of issuance (such effective time of the Merger, the "Effective Time").


    The corporate structure resulting from the Reorganization will be as follows:

   [Boxed diagram depicting corporate structure of the Company following the
                                Reorganization]

RECOMMENDATION OF THE BOARD; REASONS FOR THE REORGANIZATION

    The Board of Directors has adopted the Merger Agreement and unanimously recommends approval of the Reorganization (which includes approval of the Merger Agreement) by the shareholders of the Company. The Board of Directors and management believe that the Reorganization is in the best interests of the Company and its shareholders. In making its decision to recommend the Reorganization to shareholders, the Board of Directors considered a number of factors, including, without limitation, the following:


    FOCUSED ADMINISTRATION AND MANAGEMENT. The Board of Directors believes that the Reorganization will provide flexibility for both the management and business of the Company and New Parent within the resulting corporate structure, which structure the Board of Directors believes will facilitate control of the Company's national growth strategy at the New Parent and Holding Company levels, with regional subsidiary operating units, thereby facilitating administrative and operational decisions and the establishment of an appropriate management chain of command. In connection with this phase of the Company's development, in September 1996 the Company hired a new Chief Executive Officer, Christopher A. Sinclair, to, among other things, focus on identifying, evaluating and acting on acquisition opportunities at the New Parent level and integrating and implementing "best practices" across the operating companies and delivering the benefits of greater scale. In addition to Mr. Sinclair, in January 1997 the Company hired Fredrick S. Meils as Senior Vice President for Corporate Development, and in March 1997 hired William P. Ketcham, as Senior Vice President for Marketing and Public Affairs. The Board expects that concentrating such efforts at the New Parent level will allow other members of senior management to remain focused on operations. If the Reorganization is consummated, Mr. Sinclair will be the Chief Executive Officer of New Parent, and, among other things, will work closely with Messrs. Meils and Ketcham in pursuit of the Company's strategic objectives. Beginning in late May 1997, Dan Kourkoumelis assumed the position of President and Chief Executive Officer of Hughes, and Marc W. Evanger assumed the position of Senior Vice President of Administration and Finance, and Michael E. Huse assumed the position of Senior Vice President and Chief Operating Officer, of the Company. Roger K. Hughes will remain Chairman of Hughes. See "--Certain Information Regarding New Parent--Directors and Management."


    FLEXIBLE FINANCING OPPORTUNITIES. The Board of Directors also believes that the holding company structure will broaden the alternatives for future financing, allowing for (i) the potential expansion into and financing of unrelated lines of business at the New Parent level, (ii) the possibility of separate financings at subsidiary levels (subject to applicable debt covenants), and (iii) the financing of future acquisitions through Holding Company directly (with the Company, Hughes and other subsidiaries having secondary liability). In addition, the proposed structure should provide insulation of the operating subsidiaries from nonbank debt liabilities of sister companies.

    REINCORPORATION TO DELAWARE. As a result of the Reorganization, the Company's shareholders will hold shares of New Parent, a Delaware corporation, rather than shares of the Company, a Washington corporation. The primary reason for incorporating New Parent in Delaware and issuing shares of New Parent in the Merger is the modern, comprehensive and flexible nature of the DGCL. The predictable nature of the Delaware corporate laws is another reason for the Reorganization. The Delaware Chancery Court is expert in corporate law and lends clarity and consistency to the judicial development of the statutory law and corporate common law. Delaware courts have established a long line of case law precedent interpreting the Delaware corporate laws, thereby providing Delaware corporations with greater predictability as to how certain corporate affairs and transactions will be treated under Delaware law. See "--Certain Substantive Differences in Corporation Laws."

    Shareholders should be aware, on the other hand, that certain aspects of Delaware law have been publicly criticized on the ground that they do not afford minority stockholders the same substantive rights as are available in a number of other states, and that Delaware law may be regarded as more protective of management than the laws of other states. On balance, however, the greater flexibility and predictability of

Delaware law leads the Board of Directors to conclude that the Merger would be in the best interests of the Company and its shareholders.

VOTE REQUIRED

    The affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock is required to approve the Reorganization (which includes approval of the Merger Agreement). Abstentions and broker nonvotes will be counted as votes against approval of the Reorganization.

EXCHANGE OF CERTIFICATES NOT REQUIRED


    IF THE REORGANIZATION IS CONSUMMATED, IT WILL NOT BE NECESSARY FOR HOLDERS OF COMPANY COMMON STOCK TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES FOR NEW COMMON STOCK CERTIFICATES. By virtue of the Merger, holders of Company Common Stock will become holders of New Common Stock, and their stock certificates will represent shares of New Common Stock. After the Reorganization, whenever presently outstanding certificates are presented for transfer, new certificates bearing the name of New Parent will be issued.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES; ACCOUNTING TREATMENT


    GENERAL. The following summary reflects the opinion of Bogle & Gates regarding certain U.S. federal income tax consequences of the Reorganization under current law with respect to U.S. persons who hold Company Common Stock as capital assets for investment purposes (the "Tax Opinion"). The Tax Opinion does not address all U.S. federal income tax matters potentially relevant to the Reorganization, does not take into account or anticipate any state, local or foreign tax considerations, and is not intended as tax advice. The Tax Opinion does not apply to any shares of Company Common Stock acquired by shareholders who are not citizens or residents of the United States or to other categories of shareholders subject to special treatment under federal income tax laws, such as dealers in securities, banks, insurance companies and tax-exempt entities.



    The Tax Opinion does not discuss and no opinion is given with respect to the impact of the Reorganization, if any, on the tax consequences to the Company, New Parent, Holding Company, Merger Sub, KUA, Hughes or a holder of Company Common Stock arising from any prior or subsequent transaction involving any of such entities or any predecessor(s) or successor(s) thereto, except as discussed below under "--Certain Tax Considerations."



    The Tax Opinion is based on the sections of the Code, Treasury regulations, published Internal Revenue Service ("IRS") rulings, published administrative positions of the IRS and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time. The conclusions reached in the Tax Opinion also rely on factual representations by New Parent, Holding Company, the Company and Merger Sub. The Tax Opinion does not consider the potential effects, both adverse and beneficial, of any proposed legislation which, if enacted, could be applied, possibly on a retroactive basis, at any time. Tax laws are frequently changed, and there can be no assurance that the federal income tax treatment described herein will continue to apply unchanged at the time of the completion of the Reorganization. No ruling has been requested from the IRS, the Tax Opinion is not binding on the IRS and the courts and there can be no assurance that the IRS and the courts will not disagree with the conclusions and analysis set forth herein and in the Tax Opinion.



    GENERAL CONSEQUENCES TO HOLDERS. While not entirely free from doubt, as discussed below under
"--Certain Tax Considerations," for federal income tax purposes (i) the Merger should qualify as an exchange under Section 351 of the Code, (ii) no gain or loss should be recognized by the holders of Company Common Stock as a result of the conversion of Company Common Stock solely for New Common Stock pursuant to the Merger (iii) the tax basis of the New Common Stock received by each holder pursuant to the Merger will be the same as the holder's basis in Company Common Stock converted in the Merger, (iv) the holding period of such New Common Stock will include the period during which such holder held the Company Common Stock converted in the Merger, (v) no gain or loss should be recognized by New Parent as a result of the conversion of Company Common Stock solely for New Common Stock pursuant to the Merger, and (vi) no gain or loss should be recognized by Holding Company as a result of the Merger.



    Dissenting holders of Company Common Stock who receive solely cash in exchange for all of their shares of Company Common Stock (including shares held directly, indirectly or through attribution) will recognize gain or loss equal to the difference between (i) the cash received by such shareholder (other than in respect of interest) pursuant to the Merger and (ii) the adjusted tax basis of such shareholder in the shares of Company Common Stock effectively exchanged therefor. Any amount received as interest income will be taxed as ordinary income.



    DEFERRED INTERCOMPANY TRANSACTIONS. Under the Reorganization, certain transactions involving the New Credit Facility, Term Loan Facility, Revolving Credit Facility and Acquisition Facility may result in one or more deferred intercompany gains or losses to New Parent, Holding Company and/or the Company, which deferred intercompany gains or losses, if any, should not be recognized unless a subsequent recognition event occurs under the applicable Treasury regulations and IRS rulings.


    CERTAIN TAX CONSIDERATIONS. Although gain or loss should not be recognized by holders of Company Common Stock solely as a result of the Merger, the Reorganization could adversely and materially affect the tax characterization of the KUI Transactions and the tax consequences of the KUI Transactions to the Company, KUA, KUI and the former shareholders of KUI who participated in the KUI Transactions. A fundamental principle of U.S. federal income tax law is that taxation should be based on the substance, not the form, of the transactions consummated by the parties thereto. One aspect of the "substance over form" doctrine is the "step transaction" doctrine under which courts and the IRS may, in certain circumstances, amalgamate a series of formally separate transactions and treat them as a single transaction if the transactions are in substance integrated and focused toward a particular result. The step transaction doctrine may be applied whenever a series of transactions occurs close in time or may be viewed as part of an overall plan.

    The step transaction doctrine may be applied to transactions such as the Reorganization and the KUI Transactions. If the step transaction doctrine is applied to the Reorganization and the KUI Transactions, one possible characterization of the combined transaction is that it qualifies as one or more transactions under Section 351 of the Code and/or Section 368(a) of the Code. The application of the step transaction doctrine, however, could result in the KUI Transactions being characterized as fully taxable transactions to KUI, KUA as the successor to KUI, and the former KUI shareholders who participated in the KUI Transactions, subjecting such persons and entities to tax, interest and, possibly, penalties. If the IRS were to successfully assert the step transaction doctrine in a manner which results in the KUI Transactions being fully taxable transactions: (i) each former shareholder of KUI who participated in the KUI Transactions may recognize (a) gain or loss equal to the difference, if any, between the fair market value of the Company Common Stock and cash received in the KUI acquisition (determined as of the date such Company Common Stock was received) and such shareholder's adjusted tax basis in the KUI shares exchanged therefor and (b) a dividend equal to the fair market value of any assets of KUI directly or indirectly received in the KUI Spin-Off (determined as of the date such KUI assets were received) and (ii) KUI and KUA, as the successor to KUI, may recognize gain or loss equal to the difference, if any, between the fair market value of the assets of KUI (determined as of the date of the KUI Transactions) and KUI's adjusted tax basis in its assets (determined as of the date of the KUI Transactions). Such characterization could result in a significant liability to the Company or KUA.

    The application of the step transaction doctrine is based on an analysis of the particular facts and circumstances of each series of transactions. There are no controlling Treasury regulations, published rulings or judicial decisions involving the possible application of the step transaction doctrine to transactions such as the Reorganization and the KUI Transactions. There are facts and circumstances which both do not support and do support the application of the step transaction doctrine to the Reorganization and the KUI Transactions. While not entirely free from doubt, based on the representations of the Company and the analysis set forth in the Tax Opinion, in Bogle & Gates' opinion, the better reasoned analysis is that the Reorganization and the KUI Transactions not be treated as a single integrated transaction under the step transaction doctrine. A copy of the Tax Opinion has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. However, there can be no assurance that the IRS and the courts will not successfully apply the step transaction doctrine to the Reorganization and the KUI Transactions in a manner which is adverse to the Company, KUA, KUI and the former KUI shareholders.



    Generally, in an exchange under Section 351 of the Code, the transferors directly transfer property to a corporation in exchange for shares of stock in such corporation. In the Merger, instead of a direct transfer of Company Common Stock by the Company shareholders to New Parent in exchange for New Common Stock, the Company shareholders will exchange Company Common Stock for New Common Stock as part of the Merger of Merger Sub with the Company. In three Private Letter Rulings the IRS has ruled that transactions similar to the Merger qualified as exchanges under Section 351 of the Code. Private Letter Rulings may only be relied upon by the taxpayers who requested such rulings. However, Private Letter Rulings are an indication of the manner in which the IRS would rule in similar transactions. The merger in the most recent of the three Private Letter Rulings is substantially similar to the Merger. Thus, Bogle & Gates believes that the IRS should apply the same analysis to the Merger. However, there can be no assurance that the IRS would not apply a different analysis to the Merger and the Reorganization and hold that the Merger does not qualify as an exchange under Section 351 of the Code.



    NO RULING. No ruling will be requested from the IRS regarding the tax consequences of the Reorganization and the KUI Transactions and the applicability of the step transaction doctrine to the Reorganization and the KUI Transactions. The Tax Opinion is not binding on the IRS and the courts and there can be no assurance that the IRS and the courts will not disagree with the conclusions and analysis set forth in the Tax Opinion.



    THE TAX DISCUSSION SET FORTH HEREIN AND THE OPINION OF BOGLE & GATES IS INCLUDED FOR GENERAL INFORMATION ONLY AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY HOLDER OR PROSPECTIVE HOLDER OF COMPANY COMMON STOCK OR NEW COMMON STOCK. IN VIEW OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE REORGANIZATION AND MERGER TO HIM OR HER, INCLUDING THE EFFECT AND APPLICABILITY OF FEDERAL, STATE, LOCAL OR OTHER TAX LAWS.


    ACCOUNTING. The Merger will not result in a new basis of accounting, and, as a result, the historical book basis of the Company's assets and accounting methods will carry over after consummation of the Reorganization.

MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement, a copy of which is attached hereto as ANNEX A and incorporated herein by reference. The summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which provides, among other things, that:

        (i) Merger Sub will be merged with the Company, with the Company being the surviving corporation;

        (ii) each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares held by holders who have properly exercised dissenters' rights under Washington law) will automatically be converted into one share of New Common Stock; and

       (iii) the New Common Stock presently held by the Company will be canceled.

    As a result of the Merger, the Company will become an indirect wholly owned subsidiary of New Parent and all the New Common Stock outstanding immediately after consummation of the Effective Time will be owned by the holders of Company Common Stock outstanding immediately prior to the Effective Time.

    The Merger Agreement provides that the Company, New Parent and Merger Sub may by written agreement amend the Merger Agreement at any time prior the Effective Time, and that the Merger Agreement may be terminated and abandoned at any time by unilateral action of the Board of Directors.

NEW PARENT RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

    The Restated Certificate of Incorporation of New Parent (the "New Parent Certificate"), a copy of which is attached as ANNEX B hereto, is substantially similar to the Articles of Incorporation of the Company (the "Company Articles"). However, certain differences between the corporation laws of Delaware and of Washington will result in certain differences between the New Parent Certificate and the Company Articles on the one hand, and the Bylaws of New Parent and the Bylaws of the Company, on the other, as well as certain changes in the rights of shareholders. See "--Certain Substantive Differences in Corporation Laws."

DESCRIPTION OF NEW PARENT CAPITAL STOCK

    The following summary of the capital stock of New Parent is qualified in its entirety by reference to the complete text of the New Parent Certificate, a copy of which is attached as ANNEX B hereto.


    New Parent will be authorized by the New Parent Certificate to issue 60,000,000 shares, par value $.001 per share, of New Common Stock and 1,000,000 shares, par value $.001 per share, of preferred stock ("New Preferred Stock"). Such authorized shares of capital stock may be issued from time to time by the Board of Directors of New Parent (the "New Parent Board") without the necessity of obtaining further consent of holders of New Common Stock, except as required by the NYSE. Shares of New Parent capital stock may be issued for money, services or property, or as a distribution to stockholders, and upon such terms as the New Parent Board may in its absolute discretion determine.


    The holders of New Common Stock will be entitled to receive dividends when, as and if declared by the New Parent Board out of funds legally available therefor, subject to the rights of any shares of New Preferred Stock at the time outstanding (see "--Certain Information Regarding New Parent--Dividend Policy"). The holders of New Common Stock will be entitled to one vote for each share on all matters voted on by stockholders under the New Parent Certificate, including the election of directors, and will not have any cumulative voting, conversion, redemption or preemptive rights. In the event of dissolution, liquidation or winding up of New Parent, holders of New Common Stock will share ratably in any assets of New Parent remaining after the satisfaction in full of creditors, including holders of New Parent's indebtedness, and subject to the aggregate liquidation preference and participation rights of any New Preferred Stock then outstanding.

    New Preferred Stock may be issued by the New Parent Board in one or more classes or series within a class and shall have such designations, preferences, voting rights, voting powers, full or limited, or no voting preferences, relative rights, qualifications, limitations or restrictions, all as may be determined by the New Parent Board and as are permitted by the DGCL and the NYSE.

    The additional shares of authorized stock available for issuance by New Parent may be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the holders of capital stock of New Parent. The New Parent Board's authority to issue New Preferred Stock could enhance the New Parent Board's ability to negotiate on behalf of the stockholders of New Parent in a takeover situation. However, the New Parent Board could authorize the issuance of New Preferred Stock with terms and conditions that could make a change in control more difficult or discourage a takeover or other transaction in which such holders might receive a premium for their shares of stock over the then market price of such shares that holders of some or a majority of shares of New Common Stock might believe to be in their best interests.

CERTAIN INFORMATION REGARDING NEW PARENT

    DIRECTORS AND MANAGEMENT. Currently, the directors of New Parent are Samuel Zell and Sheli Z. Rosenberg, each of whom is also a director of the Company. The current officers of New Parent, each of whom presently is also an officer of the Company, are as follows:

NAME                                                           OFFICE
------------------------------------  --------------------------------------------------------
Christopher A. Sinclair.............  President and Chief Executive Officer

Fredrick S. Meils...................  Senior Vice President and Chief Financial Officer

Susan Obuchowski....................  Secretary

    It is expected that in addition to those persons listed above, following consummation of the Reorganization, William P. Ketcham, the Company's Senior Vice President for Marketing and Public Affairs, will be appointed to the same position with New Parent. If the Reorganization is effected, those persons elected as directors of the Company at the Annual Meeting, as well as those persons whose terms as directors of the Company shall continue, will serve as the directors of New Parent from the Effective Time until their successors are elected at the annual meeting of stockholders of New Parent at which such person, by virtue of his or her designated class, stands for reelection.

    DIVIDEND POLICY. The Company currently does not pay cash dividends on Company Common Stock, and the Company (and, upon consummation of the Reorganization, New Parent) intends to retain available funds to finance the growth and operations of its business. Subject to certain exceptions, the New Credit Facility (described below) restricts the payment of cash dividends on Company Common Stock, and the Indenture (described below) entered into in connection with the issuance of the Notes (described below) restricts the making of certain payments, including cash dividends, by the Company on Company Common Stock. Upon consummation of the Reorganization, such restrictions will apply to the making of certain payments, including cash dividends, by New Parent on the New Common Stock. In addition to the restrictions described above, future dividends on the New Common Stock, if any, will depend primarily upon the earnings, financial condition and capital requirements of New Parent's subsidiaries.


    STOCK EXCHANGE LISTING. New Parent has applied to list the New Common Stock on the NYSE. It is expected that such listing will become effective at the Effective Time, subject to the rules of the NYSE, and New Parent will be identified on the NYSE by the Company's current symbol, "XQ". The high and low sales prices on the NYSE for a share of Company Common Stock on July 7, 1997, the date prior to that on which the Board of Directors approved the Reorganization, was $38.813 and $37.875, respectively.


    TRANSFER AGENT AND REGISTRAR. ChaseMellon Shareholder Services L.L.C., the Transfer Agent and Registrar of the Company Common Stock, will serve in the same capacities for the New Common Stock.

CERTAIN EFFECTS OF THE REORGANIZATION

    CREDIT FACILITY. In connection with the Hughes and KUI acquisitions, the Company entered into the New Credit Facility consisting of (i) the $250 million Term Loan Facility, (ii) the $125 million Revolving Credit Facility, and (iii) the $225 million Acquisition Facility. Principal repayments under the Term Loan Facility are due in quarterly installments from June 30, 1998 through the final maturity of the New Credit Facility in March 2004, and the Company is required to repay borrowings under the Term Loan Facility with the proceeds from certain asset sales and, under certain circumstances, with cash flow in excess of certain specified amounts. The Revolving Credit Facility is available for working capital and other general corporate purposes, including permitted acquisitions, and any outstanding amounts thereunder will become due on March 31, 2004. The Acquisition Facility is to be used to consummate permitted acquisitions and will become due on March 31, 2004. In addition, the maximum amount of available borrowings under the Acquisition Facility will decline by $30 million each year commencing March 31, 2000, and the borrower thereunder will be required to repay borrowings thereunder to the extent that they exceed the reduced amount of the Acquisition Facility. Additionally, the Revolving Credit Facility and the Acquisition Facility may be used to make investments in Santee Dairies, Inc., a California corporation ("Santee"), of which Hughes owns 50% of the issued and outstanding capital stock, in an amount not to exceed $80 million to finance construction of Santee's new dairy.

    On the date the New Credit Facility became effective, the Company borrowed $250 million under the Term Loan Facility. At the Company's option, the interest rate per annum applicable to the New Credit Facility will either be (i) the greater of one of the bank agents' reference rate or 0.5% above the federal funds rate, in each case plus a margin (initially 0%) or (ii) IBOR plus a margin (initially 0.875%), in each case with margin adjustments dependent on the borrower's senior funded debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") ratio from time to time.

    Although the Company currently is the sole borrower under the New Credit Facility, as a result of the Reorganization, Holding Company will become the borrower under both the Revolving Credit Facility and the Acquisition Facility, while the Company will remain the borrower under the Term Loan Facility. Hughes, KUA, Holding Company and New Parent have initially guaranteed the Company's borrowings under the New Credit Facility. After consummation of the Reorganization, borrowings by the Company under the Term Loan Facility are expected to be guaranteed by New Parent, Holding Company and certain subsidiaries of New Parent (including KUA and Hughes), and borrowings by Holding Company under the Revolving Credit Facility and the Acquisition Facility are expected to be guaranteed by New Parent, the Company, and certain subsidiaries of New Parent (including KUA and Hughes).

    Borrowings and other obligations under the New Credit Facility and the guarantees thereof currently are secured by a pledge of the capital stock of Holding Company, Hughes and KUA and certain intercompany indebtedness and, after the Reorganization, such obligations and guarantees will be secured by a pledge of the capital stock of Holding Company, the Company, Hughes and KUA and certain intercompany indebtedness, in each case together with the proceeds and products thereof. The New Credit Facility contains a number of significant covenants that, among other things, restrict the ability of the Company (and, after the Reorganization, New Parent) and its subsidiaries to incur additional indebtedness and liens on their assets, in each case subject to specified exceptions, impose specified financial tests as a precondition to acquisitions of other businesses by the Company (and, after the Reorganization, New Parent) and its subsidiaries and limit the Company (and, after the Reorganization, New Parent) and its subsidiaries from making certain restricted payments (including dividends and repurchases of stock), subject, in certain circumstances, to specified financial tests. In addition, New Parent and its subsidiaries will be required to comply with specified financial ratios and tests, including an interest and rental expense coverage ratio, a total funded debt to EBITDA ratio, a senior funded debt to EBITDA ratio and a minimum net worth test.

    The New Credit Facility contains customary events of default, including (i) a default in the payment of outstanding indebtedness in excess of $15 million, which permits the acceleration thereof, (ii) the acquisition by any person or group of beneficial ownership of 20% or more of the Company (or, after the Reorganization, New Parent) if such amount is a greater percentage than that beneficially owned by Zell Chilmark and its affiliates, (iii) a majority of the Board of Directors (or, after the Reorganization, the New Parent Board) shall not be continuing directors, and (iv) a "Change of Control," as defined in the Indenture for the Notes. Upon the occurrence of an event of default, lenders holding more than 50% in principal amount of the outstanding borrowings and commitments would be able to declare all borrowings under the New Credit Facility to be due and payable and, upon the occurrence of an event of default triggered by certain events of bankruptcy, insolvency or reorganization, such borrowings would become due and payable. Upon such an acceleration, the lenders would also be able to seek to liquidate the collateral pledged as security for the New Credit Facility and enforce the related guarantees.

    Borrowings and other obligations of the borrowers under the New Credit Facility, and the guarantees thereof, are general unsubordinated obligations of the borrowers and the guarantors and will constitute "Senior Debt" for purposes of the Indenture.

    NOTES. The Company currently has outstanding $150 million aggregate principal amount of Notes. The Notes bear interest at 8.70% per annum, will mature in 2007 and are redeemable, in whole or in part, at the option of the Company beginning on March 15, 2002, at redemption prices declining over time from a specified percentage of the principal amount in the year 2002 to 100% of the principal amount in the year 2005 and thereafter, in each case plus accrued and unpaid interest to the redemption date. In addition, at any time prior to March 15, 2000, the Company may redeem up to 20% of the aggregate principal amount of the Notes originally issued at a specified percentage of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of one or more public offerings of Company Common Stock (or, after the Reorganization, New Common Stock), provided that at least 80% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after the occurrence of such redemption.

    Currently, the Notes are fully and unconditionally guaranteed on an unsecured senior subordinated basis jointly and severally by Holding Company, Hughes and KUA and, after the Reorganization, will be guaranteed jointly and severally by Holding Company and all of Holding Company's existing and future subsidiaries (excluding the Company (which will remain the obligor on the Notes) and certain subsidiaries (including certain foreign subsidiaries) of Holding Company). The Notes are not, and will not be, guaranteed by New Parent.


    The Company currently is offering to exchange, pursuant to an exchange offer, up to $150 million aggregate principal amount of its new 8.70% Series B Senior Subordinated Notes due 2007 (the "Exchange Notes") for a like principal amount of outstanding Notes. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the Notes, except that the Exchange Notes are freely transferable by the holders thereof.


    EMPLOYMENT AGREEMENTS, STOCK PLANS AND STOCK UNIT PLAN. Upon consummation of the Merger, in accordance with the terms of the Merger Agreement, New Parent will assume certain obligations and liabilities of the Company, including the Company's obligations under the current employment agreement with Mr. Sinclair and certain of the Company's obligations under the current employment agreements with Messrs. Kourkoumelis and Evanger. See "Employment Contracts and Termination of Employment and Change in Control Agreements." In addition, New Parent will assume the Company's obligations under each of the following plans: the Incentive Plan, the Purchase Plan, the Directors' Plan, the Executive Plan

(see "Proposal II: Amendment to 1993 Executive Stock Option Plan"), the Stock Unit Plan (subject to approval by the shareholders of the Company (see "Proposal
III: Directors' Stock Unit Plan")) and the Option Plan (subject to approval by the shareholders of the Company (see "Proposal IV: 1997 Stock Option Plan")), and the rights to acquire shares of Company Common Stock under such plans shall, upon consummation of the Merger, be converted into the right to receive shares of New Common Stock, subject to the terms of each such plan and the agreements entered into pursuant to any such plan. A vote in favor of the Reorganization, including the Merger, will constitute approval of New Parent's assumption of the Company's obligations under such plans.



    EMPLOYEE BENEFIT PLANS. Upon consummation of the Merger, in accordance with the terms of the Merger Agreement, New Parent will assume, as plan sponsor, the Quality Food Centers, Inc. Defined Contribution Plan, the Quality Food Centers, Inc. 401(k) Retirement Plan and all other material employee benefit plans currently sponsored by the Company. A vote in favor of the Reorganization (including the Merger Agreement) will constitute approval of New Parent's assumption of such plans.


CERTAIN SUBSTANTIVE DIFFERENCES IN CORPORATION LAWS

    The following is a summary of certain significant differences between the corporation laws of Washington and Delaware, which will result in changes in the rights of shareholders if the Merger is consummated. The summary is qualified by and should be read in conjunction with the New Parent Certificate, a copy of which is attached as ANNEX B to this Proxy Statement/Prospectus.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS. Although Washington and Delaware have similar provisions with respect to the indemnification of directors and officers of corporations, there is a significant difference in the treatment of a potential indemnitee who is successful on one or more but less than all claims or issues in a proceeding. Under Washington law, a person is not entitled to mandatory indemnification unless he or she is wholly successful on the merits, or otherwise, in the entire proceeding. Delaware law makes indemnification mandatory to the extent that a person is wholly successful on the merits, or otherwise, as to one or more, but less than all, claims or issues in a proceeding. Thus, under Delaware law, an indemnitee may be entitled to partial indemnification even if he or she is found liable for one or more counts of an action if one or more of the other counts is dismissed.

    In addition, under Delaware law, a corporation may indemnify its directors or officers for payments made in settlement of derivative actions only to the extent the directors or officers acted in good faith and in a manner the director or officer believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made if such officer or director is adjudged liable to the corporation unless a court determines in view of all the circumstances of the case that such officer or director is fairly and reasonably entitled to indemnity for expenses.

    BUSINESS COMBINATION STATUTE. Both Washington and Delaware law contain provisions that may have the effect of delaying or discouraging a hostile takeover of a corporation, although the statutes differ in certain respects. A brief summary of such provisions follows. However, it should initially be noted that as with the Company Articles, the New Parent Certificate generally requires 66 2/3% shareholder approval of certain transactions involving New Parent and a 5% or more shareholder.

    Washington law contains certain provisions that may have the effect of delaying or discouraging a hostile takeover of the Company. Chapter 23B.19 of the WBCA prohibits a "Target Corporation" (as defined in the WBCA), with certain exceptions, from engaging in certain significant business transactions with an "Acquiring Person" (defined generally as a person who acquires 10% or more of the corporation's voting securities without the prior approval of the corporation's board of directors) for a period of five years after such acquisition. The prohibited transactions include, among others, a merger or share exchange with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, or a reclassification of securities that has the effect of increasing the proportionate share of the outstanding securities held by the Acquiring Person. An Acquiring Person may avoid the prohibition against effecting certain significant business transactions with the Target Corporation if the board of directors of the Target Corporation, at the time of the share acquisition, approves the proposed significant business transaction. After the five-year moratorium, an Acquiring Person may avoid the prohibition against effecting certain significant business transactions with a Target Corporation if (i) the per share consideration paid to holders of outstanding shares of common stock and other classes of stock of the Target Corporation meets certain minimum criteria, although the Company, in the Company Articles, has expressly elected not to be covered by such statutory exception or (ii) the significant business transaction is approved at an annual or special meeting of shareholders by a majority of the votes entitled to be counted within each voting group entitled to vote separately on the transaction (excluding shares beneficially owned by an Acquiring Person).

    MERGER, SALE OF ASSETS. Under Washington law, a merger, share exchange, dissolution or sale of all or substantially all the assets of a corporation must be approved by each voting group entitled to vote separately by two-thirds of all the votes entitled to be cast, unless otherwise provided in the articles of incorporation. Under Washington law, a company may provide for a lesser vote, so long as the vote provided for each voting group entitled to vote separately is not less than a majority of all the votes to be cast. Consistent with the foregoing, the Company Articles contain, and the New Parent Certificate contains, a provision requiring majority approval of any merger, share exchange, dissolution or sale of all or substantially all the assets involving the Company, except with respect to certain business combinations with a 5% or more shareholder, which require 66 2/3% shareholder approval.

    Delaware law generally requires majority stockholder approval of mergers and consolidations, with certain exceptions, including transactions in which the common stock of the surviving Delaware corporation to be issued or delivered in connection with the merger does not exceed 20% of the outstanding stock of such corporation. In light of the general rule under Delaware law requiring majority stockholder approval of mergers, unlike the Company Articles, the New Parent Certificate does not include a specific requirement regarding stockholder approval of mergers that would supersede the specific exceptions to stockholder approval under Delaware law.

    SPECIAL MEETINGS OF SHAREHOLDERS. Under Washington law, the holders of 10% or more of the outstanding stock of a corporation may call a special meeting of the shareholders, unless in the case of a publicly held corporation such corporation's articles of incorporation provide otherwise. Delaware law states that such special meetings may be called only by the board of directors, unless the certificate of incorporation or bylaws provide otherwise. The Company Articles presently do not permit the shareholders to call a special meeting. Accordingly, the New Parent Certificate contains no provision for calling a special stockholders meeting by New Parent stockholders and therefore the holders of New Common Stock will generally not be permitted to call a special meeting of the New Parent stockholders.

    DISSENTERS' RIGHTS. Both Washington and Delaware law provide shareholders who object to certain corporate transactions with the right to receive the fair cash value of their shares. Delaware law, however, eliminates that requirement where the corporation's shares are either listed on a national securities exchange or held by more than 2,000 stockholders of record. Following the Merger, the New Common Stock will be publicly traded and may be held by more than 2,000 persons, and, therefore, dissenters' rights will not be available if New Parent subsequently is involved in a merger or consolidation. Notwithstanding the foregoing, dissenters' rights are available in connection with the proposed Merger. See "--Rights of Dissenting Shareholders."

    LIABILITY OF DIRECTORS. Both Washington and Delaware allow charter documents to eliminate or limit the personal liability of directors. However, the two statutes prescribe different limitations. Under Washington law, the articles of incorporation may not eliminate or limit the liability of a director for (i) acts or omissions involving intentional misconduct or a knowing violation of law, (ii) approval of certain distributions or loans contrary to law, or (iii) any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. The Delaware statute further excludes any limitation of director liability (a) where a director has breached the duty of loyalty to the corporation or its stockholders or (b) for acts or omissions not in good faith. Each of the Company's Articles and the New Parent Certificate provides for the limitation or elimination of liability of directors to the fullest extent permitted by law.

    AMENDMENT OF ARTICLES/CERTIFICATE OF INCORPORATION. Washington law authorizes a corporation's board of directors to make various changes to the corporation's articles of incorporation, including changes of corporate name, changes in the number of outstanding shares in order to effectuate a stock split or stock dividend in the corporation's own shares and to change or eliminate provisions with respect to the par value of its stock. Other amendments to a corporation's articles of incorporation must be recommended to the shareholders by the board of directors (unless the board determines that, because of a conflict of interest or other special circumstances, it should make no recommendations), and approved by a majority of all votes entitled to be cast by each voting group which has a right to vote on such amendment.

    Under Delaware law, amendments to a corporation's certificate of incorporation require the approval of stockholders holding a majority of the outstanding stock entitled to vote thereon unless a different proportion is specified in the certificate of incorporation.

    ACTION WITHOUT A MEETING. Under Washington law, shareholder action may be taken without a meeting if written consents setting forth such action are signed by all holders of outstanding shares entitled to vote thereon.


    Delaware law authorizes stockholder action without a meeting if consents are received from holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. Notwithstanding the foregoing, the New Parent Certificate requires that stockholder action may be taken without a meeting only upon unanimous written consent.


    TRANSACTIONS WITH OFFICERS OR DIRECTORS. Washington law sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if (i) it is approved by a majority, but no fewer than two, of the "qualified directors" on the board of directors or a duly appointed committee of the board, (ii) it is approved by the affirmative vote of a majority of all "qualified shares," or (iii) at the time of the commitment, the transaction is established to have been fair to the corporation. For the purposes of this provision, a "qualified director" is one who does not have (a) a conflicting interest respecting the transaction or (b) a familial, financial, professional or employment relationship with a second director, which relationship would be reasonably expected to exert an influence on the first director's judgment when voting on the transaction. "Qualified shares" are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director who has a conflicting interest respecting the transaction or a related person of such director.

    Delaware law provides that contracts or transactions between a corporation and one or more of its officers or directors or an entity in which they have an interest is not void or voidable solely because of such interest or the participation of the director or officer in a meeting of the board or a committee which authorizes the contract or transaction if (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the shareholders, or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders.

REGULATORY MATTERS

    The Company is not aware of any material governmental approvals or actions that may be required for consummation of the Reorganization, including the Merger. Should any approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the Board of Directors to abandon the Merger and the Reorganization.

RIGHTS OF DISSENTING SHAREHOLDERS

    Holders of Company Common Stock are entitled to dissenters' rights with respect to the Merger under Chapter 23B.13 of the WBCA. The following discussion is not a complete statement of the law pertaining to dissenters' rights under the WBCA and is qualified in its entirety by the full text of Chapter 23B.13 of the WBCA, which is reprinted in its entirety as ANNEX C to this Proxy Statement/ Prospectus.

    A record shareholder of Company Common Stock will have the right to dissent with respect to the Merger and, subject to certain conditions, will be entitled to receive a payment of the fair value of his or her shares under the WBCA. Each beneficial owner asserting dissenters' rights (each a "Company Dissenting Holder") must assert such rights with respect to all shares of which such shareholder is the beneficial owner or over which such shareholder has power to direct the vote, and such shareholder must submit to the Company, with or prior to such beneficial owner's assertion of dissenters' rights, the record shareholder's written consent to such dissent. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in such shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the Company in writing of the name and address of each person on whose behalf such shareholder asserts dissenters' rights. A Company Dissenting Holder (i) must deliver to the Company, before the vote on the Merger is taken, written notice of such shareholder's intent to demand payment for such shareholder's shares if the Merger is effectuated and (ii) must not vote his or her shares in favor of the Merger. Such notice must be delivered to the Company at its principal executive offices, 10112 N.E. 10th Street, Bellevue, Washington 98004, Attention: Susan Obuchowski, Secretary. A shareholder who does not satisfy both these requirements will not be entitled to dissenters' rights.

    If the Merger is approved by the shareholders of the Company, the Company shall send written notice not later than 10 days after the Effective Time to each Company Dissenting Holder (i) stating where such shareholder must send his or her written payment demand, (ii) stating where and when certificates representing Company Common Stock must be deposited, (iii) containing a form for demanding payment which requires that the dissenter certify whether or not he or she acquired beneficial ownership before the first public announcement of the terms of the Merger, and (iv) setting a date by which such written payment demand must be received. Such notice must be accompanied by a copy of Chapter 23B.13 of the WBCA. A Company Dissenting Holder who does not demand payment in accordance with the terms of such notice will not be entitled to dissenters' rights.

    The Company shall pay to each Company Dissenting Holder who complies with the procedures described above, within 30 days after the Effective Time, the amount that the Company estimates to be the fair value of such dissenter's shares, plus accrued interest. The Company will provide, along with such payment, certain financial information, including the Company's balance sheet, income statement and statement of changes in shareholders' equity for its last fiscal year and its latest available interim financial statements, if any, an explanation of how the Company estimated the fair value of the shares, an explanation of how the accrued interest was calculated and certain other information; provided, however, that the Company may elect to withhold such payment from any dissenter who was not the beneficial owner of the shares of Company Common Stock as to which dissenters' rights are asserted before the date of first public announcement of the Merger. Any Company Dissenting Holder who is dissatisfied with such payment or such offer may, within 30 days of such payment or offer for payment, notify the Company in writing of such shareholder's estimate of fair value of his or her shares and the amount of interest due, and demand payment thereof.

    If any Company Dissenting Holder's demand for payment is not settled within 60 days after receipt by the Company of such demand, the WBCA requires that the Company commence a proceeding in King County Superior Court, and petition the court to determine the fair value of the shares and accrued interest, naming all the Company Dissenting Holders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the shares. The dissenters will be entitled to the same discovery rights as parties in the other civil actions. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus accrued interest, exceeds the amount paid by the Company.

    Court costs and approval fees will be assessed against the Company, except that the court may assess such costs against some or all of the dissenters to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts that the court finds equitable (i) against the Company, if the court finds that it did not substantially comply with certain provisions of the WBCA concerning dissenters' rights and (ii) against either the dissenter or the Company, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees should not be assessed against the Company, the court may award to such counsel reasonable fees to be paid out of the amounts awarded to all dissenters who benefited from the proceedings.

    A shareholder entitled to dissent and obtain payment for such shareholder's shares of Company Common Stock under Chapter 23B.13 of the WBCA may not challenge the Merger unless the Company fails to comply with the procedural requirements imposed by the WBCA, Sections 25.10.900 through 25.10.955 of the Revised Code of Washington, the Company Articles or the Bylaws of the Company or is fraudulent with respect to the shareholder or the Company.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE REORGANIZATION (WHICH INCLUDES APPROVAL OF THE MERGER AGREEMENT). PROXIES WILL BE VOTED FOR THE PROPOSED REORGANIZATION UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

                              INDEPENDENT AUDITORS

    Deloitte & Touche LLP served as the Company's independent auditors for the fiscal year ended December 28, 1996, and continues to serve in such capacity. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and to have the opportunity to make a statement if they so desire and to respond to appropriate questions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Pursuant to a management agreement dated August 17, 1986 with Sloan Capital Companies (the "Management Agreement"), the Company paid Sloan Capital Companies a management fee in an amount not greater than 0.2% of the Company's total sales in exchange for general advisory and policy-making services. Stuart M. Sloan, the Company's Chairman (and Chief Executive Officer through September 9, 1996), controls Sloan Capital Companies. Pursuant to the Management Agreement, which expired June 18, 1996, a total of $683,585 in management fees was paid for the period from December 31, 1995 through June 18, 1996. For the remainder of 1996, a management fee aggregating $269,231 was paid to

Sloan Capital Companies. In addition, Mr. Sloan, through Sloan Capital Companies, was paid a bonus of $250,000 in January 1997. The management fee payable for 1997 will be $150,000.

    In August 1993, two partnerships which include Mr. Sloan as a partner acquired the 24-acre University Village Shopping Center, where one of the Company's stores is located and which is adjacent to an 8.8 acre parcel of land the Company acquired in 1991. The Company negotiated with the partnerships for certain property rights and lease modifications, which included a 15-year lease term extension, the right to be the exclusive grocery store in the center, and the right to relocate its store to the adjacent site. The Company paid approximately $5.0 million for these rights, which is being amortized over the life of the lease as leasehold interest. In August 1996, the Company completed construction of its flagship store on the adjacent property, moved its store and terminated the existing lease agreement, paying the partnership a $300,000 lease termination fee. The Company retained all other property rights. Rentals and common area and real estate tax reimbursements paid to the partnerships were at the same rates paid to the previous owner of the center and totaled approximately $500,000 for the fiscal year ended December 28, 1996.

    Pursuant to the Recapitalization Agreement, the Company on March 29, 1995
(i) issued to Zell Chilmark 1,000,000 newly issued shares of Company Common Stock at $25.00 per share, (ii) completed a tender offer, purchasing 7,000,000 shares of Company Common Stock at $25.00 per share (the "Offer"), and (iii) entered into a credit facility to finance the Offer. Samuel Zell and Sheli Z. Rosenberg, who became directors of the Company as a result of the Recapitalization, indirectly control the general partner of Zell Chilmark. See "Proposal I: Election of Directors." The Recapitalization was approved by a special committee of the Board of Directors consisting solely of outside directors.

    In connection with the Recapitalization Agreement, Mr. Sloan and Zell Chilmark entered into a Stock Purchase and Sale Agreement dated as of January 14, 1995, pursuant to which Mr. Sloan sold to Zell Chilmark on January 16, 1996, 2,975,000 shares of Company Common Stock owned by Mr. Sloan at $25.00 per share plus an additional amount equal to a 5% annual return on that base price calculated from March 17, 1995 through January 16, 1996.

    Also in connection with the Recapitalization Agreement, Mr. Sloan and the Company entered into the Sloan Standstill Agreement and Zell Chilmark and the Company entered into the Zell Chilmark Standstill Agreement. See "Voting Securities and Principal Holders."

    In connection with the merger of Olson's Food Stores, Inc. ("Olson's") into the Company in 1995, Maurice F. Olson, a director of the Company, leases one of the former Olson's stores included in the merger to the Company. Annual lease payments to Mr. Olson under the lease were approximately $164,000 for fiscal 1996.

    The Company purchased $1,792,240 in wholesale bakery goods from Signature Bakery, L.L.C., which is owned by members of Mr. Olson's immediate family, in fiscal 1996.

    During fiscal 1996, Messrs. Kourkoumelis and Olson were each directors of Associated Grocers, which is one of the Company's major suppliers. Amounts paid to Associated Grocers for products and services totaled $57.7 million for fiscal 1996.

    The Company believes that the transactions described above were on terms comparable to those that would be agreed upon through arm's-length negotiations.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Officers and directors of the Company and persons who own more than 10% of the Company Common Stock are required to report to the Commission ownership and changes in ownership of Company Common Stock. Regulations promulgated by the Commission require the Company to disclose to its shareholders those filings that were not made on a timely basis. Based solely on its review of copies of such reports received by it, or written representations received from reporting persons that no such forms were required for those persons, the Company believes that, during fiscal 1996, its officers and directors complied with all applicable filing requirements.

                                 OTHER BUSINESS

    Management knows of no other business that will be presented for action at the Annual Meeting. If other business requiring a vote of the shareholders should come before the Annual Meeting, the persons designated as proxies will vote or refrain from voting in accordance with their best judgment.

                                 LEGAL OPINION

    The legality of the shares of New Common Stock to be issued in connection with the Reorganization is being passed upon for New Parent by Perkins Coie, Seattle, Washington.

    Section 203 of the DGCL contains similar provisions which may have the effect of delaying or discouraging a hostile takeover of the Company. The Delaware statute applies to certain business combinations between a corporation and a stockholder who owns 15% or more or a corporation (an "Interested Stockholder") during the three-year period after the Interested Stockholder achieved such level of ownership, in contrast to the 10% ownership and five-year criteria provided for under Washington law. However, Delaware law permits business combinations with an Interested Stockholder if approved by the board of directors or holders of 66 2/3% of the outstanding voting stock of the corporation. Although, as with Washington law, Delaware law permits a corporation to opt out of the Interested Stockholder restrictions through a provision to such effect in the corporation's certificate of incorporation, New Parent has not elected to opt out of such restrictions.

                                  TAX OPINION

    Certain of the United States federal income tax consequences of the Reorganization to the Company, New Parent and Holding Company are being passed upon by Bogle & Gates P.L.L.C., Seattle, Washington.

                                    EXPERTS

    The financial statements of Quality Food Centers, Inc., incorporated by reference herein from the Company's Annual Report on Form 10-K/A dated July 23, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and such financial statements are incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


    The consolidated financial statements of Hughes Markets, Inc. incorporated by reference herein from Quality Food Centers, Inc.'s Current Report on Form 8-K/A dated February 20, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.



    The financial statements of Keith Uddenberg, Inc. incorporated by reference herein from Quality Food Centers, Inc.'s Current Report on Form 8-K/A dated February 20, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and such financial statements are incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         SHAREHOLDER PROPOSALS FOR THE
                      1998 ANNUAL MEETING OF SHAREHOLDERS

    Shareholder proposals to be presented at the 1998 Annual Meeting of
Shareholders must be received at the Company's executive offices by           ,
in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

    The Company Articles provide that advance notice of nominations for the election of directors or the proposal of business at an annual meeting must be submitted in writing and delivered to or mailed and received by the Secretary of the Company not less than 30 nor more than 60 days prior to the meeting; provided, however, that if less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received not later than the close of business on the tenth day following the date on which notice of the meeting was mailed or such public disclosure was made. The notice must contain, among other things:
(i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address of the shareholder who intends to make the nomination or proposal, (iii) the class and number of shares of stock of the Company which are beneficially owned by such shareholder, (iv) a disclosure of any material interest of such shareholder in such business, and (v) such other information regarding each nominee or proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission. The chairman of the meeting may in his or her discretion determine and declare to the meeting that a proposal was not made in accordance with the foregoing procedures, and if he or she should so determine, he or she shall so declare to the meeting and the proposal shall be disregarded. The New Parent Certificate provides identical procedures for advance notice of nominations and proposals of other business by shareholders.

                            SOLICITATION OF PROXIES

    This solicitation is made on behalf of the Board of Directors. Proxies may be solicited by officers, directors and employees of the Company, none of whom will receive additional compensation for their services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile or messenger.

    The Company will pay persons holding shares of Company Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All the costs of soliciting proxies will be paid by the Company.

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER



    AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 21, 1997, among Quality Food Centers, Inc., a Washington corporation (the "Company"), Quality Food, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company ("New Parent"), and QFC Sub, Inc., a Washington corporation and an indirect wholly owned subsidiary of New Parent ("Merger Sub").


    WHEREAS, the Company and Merger Sub desire to merge on the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, the sole shareholder of each of New Parent and Merger Sub and the board of directors of each of the Company, New Parent and Merger Sub have approved the merger of Merger Sub with the Company on the terms and subject to the conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

SECTION 1.1  THE MERGER

    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Washington business corporation act (the "WBCA"), at the Effective Time (as hereinafter defined) Merger Sub shall be merged with the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation").

SECTION 1.2  EFFECTIVE TIME

    The Merger shall become effective as of the date and at such time (the "Effective Time") as a copy of this Agreement pursuant to Section 23B.11.050 of the WBCA and any other documents necessary to effect the Merger in accordance with the WBCA shall be filed with the Secretary of State of the State of Washington and become effective.

SECTION 1.3  EFFECTS OF THE MERGER

    The Merger shall have the effects set forth in Section 23B.11.060 of the WBCA.

                                   ARTICLE II
                           THE SURVIVING CORPORATION

SECTION 2.1  ARTICLES OF INCORPORATION AND BYLAWS

    (a) At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so that the operative provisions read in their entirety exactly as the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the corporation specified therein shall be "Quality Food Centers, Inc."


    (b) At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended so that they read in their entirety exactly as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the corporation specified therein shall be "Quality Food Centers, Inc."

SECTION 2.2  DIRECTORS AND OFFICERS

    At and after the Effective Time, the board of directors of the Surviving Corporation shall be comprised of the directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                                  ARTICLE III
                              CONVERSION OF SHARES

SECTION 3.1  CONVERSION OF SHARES


    At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company, New Parent or Merger
Sub:



    (a) each share of common stock, par value $.001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time shall, subject to Section 3.3 hereof, be converted into and become one share of common stock, $.001 par value, of New Parent ("New Common Stock");


    (b) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $.001 per share, of the Surviving Corporation; and

    (c) each share of New Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and shall cease to exist and no payment or distribution shall be made with respect thereto.

SECTION 3.2  STOCK CERTIFICATES

    At and after the Effective Time, each certificate theretofore representing shares of Company Common Stock, without any action on the part of the Company, New Parent or the holder thereof, shall be deemed to represent an equivalent number of shares of New Common Stock and shall cease to represent any rights in any shares of Company Common Stock.

SECTION 3.3  DISSENTING SHARES

    (a) Notwithstanding anything to the contrary contained in this Agreement, holders of Company Common Stock with respect to which dissenters' rights, if any, are granted by reason of the Merger under the WBCA and who do not vote in favor of the Merger and otherwise comply with Chapter 23B.13 of the WBCA ("Dissenting Shares"), shall not be entitled to shares of New Common Stock pursuant to Section 3.01 hereof, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the WBCA, and shall be entitled to receive only the payment provided for by Chapter 23B.13 of the WBCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's dissenters' rights under the WBCA, such holder's Dissenting Shares shall thereupon be deemed to be outstanding shares of New Common Stock.

    (b) Any payments relating to Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by New Parent or any of its other direct or indirect subsidiaries for such payment.

SECTION 3.4  CLOSING OF TRANSFER BOOKS

    From and after the Effective Time, the stock transfer books of the Company (but not of the Surviving Corporation) shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of New Common Stock as set forth in Section 3.1 hereof.

                                   ARTICLE IV
                              CONDITIONS TO MERGER

    The obligation of the Company under this Agreement to effect the Merger is subject to (a) approval of this Agreement by the holders of not less than a majority of the outstanding shares of Company Common Stock in accordance with the Articles of Incorporation of the Company, and (b) shares of New Common Stock having been approved for listing on the New York Stock Exchange, Inc., subject only to official notice of issuance.

                                   ARTICLE V
                                 MISCELLANEOUS

SECTION 5.1  OPTIONS

    At the Effective Time, each option to purchase shares or other right to acquire shares of Company Common Stock granted under the Quality Food Centers, Inc. Amended and Restated 1987 Incentive Stock Option Plan, the Quality Food Centers, Inc. Directors' Nonqualified Stock Option Plan, the Quality Food Centers, Inc. Amended and Restated 1990 Employee Stock Purchase Plan, the Quality Food Centers Inc. Amended and Restated 1993 Executive Stock Option Plan, the Quality Food Centers, Inc. Directors' Stock Unit Plan, and the Quality Food Centers, Inc. 1997 Stock Option Plan (collectively, the "Option Plans"), which is outstanding immediately prior to the Effective Time, shall be converted into and become an option or right to purchase or acquire the same number of shares of New Common Stock at the same option price per share, upon the same terms and subject to the same conditions set forth in the option and in the applicable Option Plan as in effect at the Effective Time. The same number of shares of New Common Stock shall be reserved for purposes of the Option Plans as is equal to the number of shares of Company Common Stock so reserved as of the Effective Time. As of the Effective Time, New Parent will assume the Option Plans and all obligations of the Company under the Option Plans, including the outstanding options granted pursuant to the Option Plans.

SECTION 5.2  OTHER EMPLOYEE BENEFIT PLANS

    At the Effective Time, New Parent will assume the Quality Food Centers Defined Contribution Plan and all other employee benefit plans sponsored by the Company (and all obligations of the Company thereunder) in effect as of the Effective Time or with respect to which employee rights or accrued benefits are outstanding as of the Effective Time.

SECTION 5.3  AMENDMENT

    This Agreement may be amended by written agreement of the parties hereto at any time prior to the Effective Time.

SECTION 5.4  ABANDONMENT

    At any time prior to the Effective Time, this Agreement may be terminated and abandoned by the unilateral action of the Board of Directors of the Company.

SECTION 5.5  COUNTERPARTS

    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 5.6  GOVERNING LAW

    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                QUALITY FOOD CENTERS, INC.

                                /s/ CHRISTOPHER A. SINCLAIR
                                ---------------------------------------------
                                By:  Christopher A. Sinclair
                                Its: CHIEF EXECUTIVE OFFICER

                                QUALITY FOOD, INC.

                                /s/ CHRISTOPHER A. SINCLAIR
                                ---------------------------------------------
                                By:  Christopher A. Sinclair
                                Its: CHIEF EXECUTIVE OFFICER

                                QFC SUB, INC.

                                /s/ FREDRICK S. MEILS
                                ---------------------------------------------
                                By:  Fredrick S. Meils
                                Its: PRESIDENT

                                                                         ANNEX B



                                    FORM OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               QUALITY FOOD, INC.


                                   ARTICLE I
                                      NAME

              The name of this corporation (the "Corporation") is:
                               Quality Food, Inc.

                                   ARTICLE II

                                  DEFINITIONS

    For the purposes of this Restated Certificate of Incorporation:


    A. "Affiliate" and "Associate" have the meanings set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date hereof.



    B. "Beneficially owns" has the meaning set forth in Rule 13d-3 under the Exchange Act as in effect on the date hereof.



    C. "Business Combination" means (i) any merger, consolidation, combination or reorganization of the Corporation or a Subsidiary of the Corporation (collectively referred to as the Corporation) with or into an Interested Person or of an Interested Person with or into the Corporation; (ii) any sale, lease, exchange, transfer, liquidation or other disposition, including, without limitation, a mortgage or any other security device, of assets of the Corporation constituting a Substantial Part of the Corporation to an Interested Person; (iii) any sale, lease, exchange, transfer, liquidation or other disposition, including, without limitation, a mortgage or any other security device, of assets of an Interested Person (including, without limitation, any voting securities of a subsidiary of such Interested Person) constituting a Substantial Part of such Interested Person to the Corporation; (iv) the issuance or transfer of any securities (other than by way of a pro rata distribution to all stockholders) of the Corporation to an Interested Person which, when aggregated with all prior issuances and transfers to such Interested Person of securities of the Corporation during the preceding 365 days, constitutes five percent (5%) or more of the outstanding shares of any class or series of securities of the Corporation; (v) the acquisition by the Corporation of any securities issued by an Interested Person if, after giving effect thereto, the Corporation would own an aggregate of one percent (1%) or more of (a) the outstanding shares of any class or series of any equity security issued by the Interested Person or (b) the outstanding principal amount of any class or series of any debt security issued by the Interested Person (for purposes of such calculation, the Corporation shall be deemed to own at the time of such calculation any such equity or debt securities of the Interested Person that may then or thereafter be acquired (1) upon the exercise of any options, warrants or other rights then owned by the Corporation or (2) upon the conversion or exchange of any other security then owned by the Corporation); (vi) any recapitalization or reorganization that would have the effect, directly or indirectly, of increasing the voting power of an Interested Person; and (vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of a Business Combination.


    D. "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board") who, as to any Interested Person, (i) is unaffiliated with the Interested Person and is not the Interested Person and (ii) became a member of the Board prior to the time that the Interested Person became an Interested Person, and any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

    E. "Disinterested Shares" means, as to any Interested Person, shares of Voting Stock held by stockholders other than such Interested Person.


    F. "Fair Market Value" means (i) in the case of stock, the highest closing sale price during the thirty (30) day period immediately preceding and including the date in question of a share of such stock on the Composite Tape for securities listed on the New York Stock Exchange, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty (30) day period preceding and including the date in question on the National Association of Securities Dealers, Inc. Automated Quotation system or any other quotation reporting system then in general use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Continuing Directors in good faith, which determination shall be final; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Continuing Directors in good faith, which determination shall be final. In making such determinations, the Board may rely in good faith upon the books of account or other records of the Corporation or Statements prepared by its officers or by independent accountants or by an appraiser selected with reasonable care by the Board.



    G. "Interested Person" means any individual, corporation, partnership or other person or entity, or any group of two or more of the foregoing that have agreed to act together, which, together with its Affiliates and Associates, Beneficially Owns, in the aggregate, five percent (5%) or more of the outstanding Voting Stock, who did not, on March 4, 1987, own five percent (5%) or more of the Voting Stock; provided, that for purposes of this Article II(G), the term "Voting Stock" shall also be a reference to shares of Quality Food Centers, Inc. ("QFC") for all periods prior to which QFC became a wholly owned, indirect subsidiary of the Corporation.


    H. "Subsidiary" means any corporation in which the Corporation owns, directly or indirectly, securities which entitle the Corporation to elect a majority of the board of directors of such corporation or which otherwise give to the Corporation the power to control such corporation.

    I. "Substantial Part" means more than ten percent (10%) of the fair market value of the total consolidated assets of the corporation in question and its subsidiaries as of the end of its most recent fiscal year ending prior to the time the determination is being made.

    J. "Voting Stock" means all outstanding shares of capital stock of the Corporation, entitled to vote generally in the election of directors of the Corporation, and each reference to a percentage or portion of shares of Voting Stock shall refer to such percentage or portion of the votes entitled to be cast by such shares.

                                  ARTICLE III

                               REGISTERED OFFICE

    The address of the registered office of the Corporation is 15 East North Street, Dover, Kent County, Delaware 19901, and the name of the registered agent at such address is Lexis Document Services Inc.

                                   ARTICLE IV
                            AUTHORIZED CAPITAL STOCK

    Section 1. CLASSES. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Common Stock" and "Preferred Stock;" the total number of shares which the Corporation shall have authority to issue is sixty-one million (61,000,000); the total number of shares of Common Stock shall be sixty million (60,000,000) and each such share shall have a par value of $.001; the total number of shares of Preferred Stock shall be one million (1,000,000) and each such share shall have a par value of $.001.


    Section 2. PREFERRED STOCK. Shares of Preferred Stock may be issued from time to time in one or more series. Shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. The Board of Directors of the Corporation is hereby authorized to fix the designations and powers, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations or other restrictions thereof, including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.


    Section 3. PREEMPTIVE RIGHTS. Subject to the rights of the holders of any series of Preferred Stock, stockholders of the Corporation shall have no preemptive rights to acquire additional shares issued by the Corporation.

                                   ARTICLE V

                               STOCKHOLDER RIGHTS

    Section 1. NO CUMULATIVE VOTING. Subject to the rights of the holders of any series of Preferred Stock outstanding, in any election for directors of the Corporation, a holder of any class or series of stock then entitled to vote has the right to vote in person or by proxy the number of shares of stock held by him for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.


    Section 2. NOTICE OF STOCKHOLDER NOMINEES. Nominations of persons for election to the Board of the Corporation shall be made only at a meeting of stockholders and only (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than thirty (30) days nor more than sixty (60) days prior to the meeting; PROVIDED, HOWEVER, that if less than forty (40) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business of the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. For purposes of this Section 2, any adjournment(s) or postponement(s) of the original meeting whereby the meeting will reconvene within thirty (30) days from the original date shall be deemed for purposes of notice to be a continuation of the original meeting, and no nominations by a stockholder of persons to be elected directors of the Corporation may be made at any such reconvened meeting unless pursuant to a notice which was timely for the meeting on the date originally scheduled. Such stockholder's notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice, (i) the name and address, as they appear on the Corporation's books, of such stockholder, and (ii) the class and number of shares of stock of the Corporation which are beneficially owned by such stockholder. Notwithstanding the foregoing, nothing in this Section 2 shall be interpreted or construed to require the inclusion of information about any such nominee in any proxy statement distributed by, at the direction of, or on behalf of the Board.


    The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this Section 2, and if he should so determine, he shall so declare to the meeting, and the defective nomination shall be disregarded.

    Section 3. STOCKHOLDER PROPOSALS AT ANNUAL MEETINGS. Business may be properly brought before an annual meeting by a stockholder only upon the stockholder's timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than thirty (30) days nor more than sixty (60) days prior to the meeting as originally scheduled: PROVIDED, HOWEVER, that if less than forty (40) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. For purposes of this Section 3, any adjournment(s) or postponement(s) of the original meeting whereby the meeting will reconvene within thirty (30) days from the original date shall be deemed for purposes of notice to be a continuation of the original meeting, and no business may be brought before any reconvened meeting unless such timely notice of such business was given to the Secretary of the Corporation for the meeting as originally scheduled. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting; (b) the name and address, as they appear on the Corporation's books, of such stockholder; (c) the class and number of shares of the Corporation which are beneficially owned by such stockholder; and (d) any material interest of such stockholder in such business. Notwithstanding the foregoing, nothing in this
Section 3 shall be interpreted or construed to require the inclusion of information about any such proposal in any proxy statement distributed by, at the discretion of, or on behalf of the Board.

    The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 3, and if he should so determine, he shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted.


    Section 4. ACTION BY UNANIMOUS WRITTEN CONSENT. No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by less than the unanimous written consent of the stockholders in lieu of an annual or special meeting of stockholders.


                                   ARTICLE VI

                                   DIRECTORS


    The number of directors which shall constitute the whole Board shall be specified in the Bylaws of the Corporation as the same may be amended from time to time.


    Section 1. CLASSIFIED BOARD. The Board shall be divided into three classes:
Class I Directors, Class II Directors and Class III Directors. Each such class of directors shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending at the third annual stockholders' meeting following the annual meeting at which such director was elected; PROVIDED, HOWEVER, that the directors first elected as Class I Directors shall serve for a term ending at the annual meeting to be held in the year following the first election of directors by classes, the directors first elected as Class II Directors shall serve for a term ending at the annual meeting to be held in the second year following the first election of directors by classes and the directors first elected as Class III Directors shall serve for a term ending at the annual meeting to be held in the third year following the first election of directors by classes. Notwithstanding the foregoing, each director shall serve until his or her successor shall have been elected and qualified or until his earlier death, resignation or removal.



    At each annual election, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose terms then expire as directorships of another class in order more nearly to achieve equality in the number of directors among the classes. When the Board fills a vacancy resulting from the death, resignation or removal of a director, the director chosen to fill that vacancy shall be of the same class as the director he or she succeeds, unless, by reason of any previous changes in the authorized number of directors, the Board shall designate the vacant directorship as a directorship of another class in order more nearly to achieve equality in the number of directors among the classes.



    Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, upon any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he or she is a member, until the expiration of his or her current term or his or her earlier death, resignation or removal. If there are any newly created directorships or vacancies on the Board, the Board shall allocate any such directorship or vacancy to that of the available classes of directors which term of office is due to expire at the earliest date following such allocation.



    Section 2. DIRECTORS ELECTED BY PREFERRED STOCK. During any period when the holders of Preferred Stock or any one or more series thereof, voting as a class, shall be entitled to elect a specified number of directors by reason of dividend arrearages or other contingencies giving them the right to do so, then and during such time as such right continues: (a) the then otherwise authorized number of directors shall be increased by such specified number of directors, and the holders of the Preferred Stock or such series thereof, voting as a class, shall be entitled to elect the additional directors so provided for, pursuant to the provisions of such Preferred Stock or series; (b) the additional directors shall be members of those respective classes of directors in which vacancies are created as a result of such increase in the authorized number of directors; and (c) each such additional director shall serve until the annual meeting at which the term of office of his or her class shall expire and until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the provisions of such Preferred Stock or series, whichever occurs earlier. Whenever the holders of such Preferred Stock or series thereof are divested of such rights to elect a specified number of directors, voting as a class, pursuant to the provisions of such Preferred Stock or series, the terms of office of all directors elected by the holders of such Preferred Stock or series, voting as a class pursuant to such provisions, or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such Preferred Stock or series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.



    Section 3. REMOVAL. Subject to the rights of the holders of any series of Preferred Stock then outstanding, at any meeting of stockholders called expressly for that purpose, the entire Board, or any member thereof, may be removed from office at any time, but only (i) for cause and (ii) by the affirmative vote of the holders of the majority of the Voting Stock; PROVIDED, HOWEVER, that if a proposal to remove a director is made by or on behalf of an Interested Person or a director affiliated with an Interested Person, then in addition to (i) and (ii) above, such removal shall require the affirmative vote of the holders of a majority of the Disinterested Shares.

                                  ARTICLE VII
                      LIMITATION OF LIABILITY OF DIRECTORS

    To the fullest extent that the General Corporation Law of the State of Delaware or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment or repeal of this Article VII shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                  ARTICLE VIII
                             BUSINESS COMBINATIONS

    Section 1. VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS. Except as otherwise expressly provided in Section 2 of this Article VIII, and in addition to any voting rights granted to or held by holders of Preferred Stock, the approval or authorization of any Business Combination shall require the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Voting Stock.

    Section 2. EXCEPTIONS.

    A. Section 1 of this Article VIII shall not be applicable to any particular Business Combination, and such Business Combination shall require, in addition to any voting rights granted to or held by holders of the Preferred Stock, only the affirmative vote of the holders of not less than a majority of the outstanding shares of Voting Stock, if the Business Combination shall have been approved by a majority of the Continuing Directors.

    B. Section 1 of this Article VIII shall not be applicable to any particular Business Combination in which stockholders of the Corporation, in one or more transactions, are to receive cash, securities or other property in exchange for their shares of capital stock of the Corporation, and such Business Combination shall require, in addition to any voting rights granted to or held by holders of Preferred Stock, the affirmative vote of the holders of not less than a majority of the outstanding shares of Voting Stock if all of the following conditions are met:

        1. The aggregate amount of cash plus the Fair Market Value, as of the date of the consummation of the Business Combination, of any consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

           a. the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or agreed to be paid by the Interested Person for any shares of Common Stock acquired by it (i) within the period of eighteen (18) months immediately prior to and including the date of the most recent public announcement of the proposal of the Business Combination (the "Announcement Date") or (ii) in the transaction or series of transactions in which it became an Interested Person; and

           b. the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Person became an Interested Person (such latter date is referred to as the "Determination Date"), whichever is higher; and

        2. The aggregate amount of the cash plus the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of shares of any of a particular class or series of outstanding capital stock, other than Common Stock, shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B.2 shall be required to be met with respect to every class or series of outstanding capital stock, other than Common Stock, whether or not the Interested Person has previously acquired any shares of that particular class or series of capital stock):

           a. the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or agreed to be paid by the Interested Person for any shares of such class or series of capital stock acquired by it (i) within the period of eighteen (18) months immediately prior to and including the Announcement Date or (ii) in the transaction or series of transactions in which it became an Interested Person; and

           b. the redemption price of the shares of such class or series of capital stock, or if such shares have no redemption price, the highest amount per share which such class or series of capital stock was entitled to receive upon liquidation of the Corporation as of the Announcement Date or the Determination Date, whichever is higher; and

           c. the Fair Market Value per share of such class or series of capital stock on the Announcement Date or on the Determination Date, whichever is higher; and

        3. The consideration to be received by holders of a particular class or series of outstanding capital stock (including, without limitation, Common Stock) shall be in cash or in the same form that the Interested Person has previously paid for shares of such class or series of capital stock. If the Interested Person has paid for shares of any class or series of capital stock with varying forms of consideration, the form of consideration for such class or series of capital stock shall be either cash or the form used to acquire the largest number of shares of such class or series of capital stock previously acquired by the Interested Person; and

        4. The Business Combination is approved by the affirmative vote of the holders of a majority of the Disinterested Shares.

    Section 3. DETERMINATION OF COMPLIANCE. A majority of the total number of Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VIII, including, without limitation (a) whether a person is an Interested Person; (b) the number of shares of capital stock Beneficially Owned by any person; (c) whether a person is an Affiliate or Associate of another; (d) whether the applicable conditions set forth in paragraph B of Section 2 of this Article VIII have been met with respect to any Business Combination; and (e) whether the proposed transaction is a Business Combination.

                                   ARTICLE IX

                   INDEMNIFICATION AND LIABILITY OF OFFICERS
                        DIRECTORS, EMPLOYEES AND AGENTS

    The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

                                   ARTICLE X

                                    MEETINGS

    Section 1. MEETINGS GENERALLY. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.


    Section 2. CALL OF SPECIAL MEETING. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Chairman of the Board, or by a majority of the members of the Board; PROVIDED, HOWEVER, that when a proposal requiring stockholder approval is made by or on behalf of an Interested Person or director affiliated with an Interested Person, or when an Interested Person otherwise seeks action requiring stockholder approval, then the affirmative vote of a majority of the Continuing Directors shall also be required to call a special meeting of stockholders for the purpose of considering such proposal or obtaining such approval. Such special meeting may not be called by any other person or persons or in any other manner.

                                   ARTICLE XI

                        AMENDMENT OF CORPORATE DOCUMENTS


    Section 1. RESTATED CERTIFICATE OF INCORPORATION. In addition to any affirmative vote required by applicable law and any voting rights granted to or held by the holders of Preferred Stock, any alteration, amendment, repeal or rescission (any "Change") of any provision of this Restated Certificate of Incorporation must be approved by a majority of the directors of the Corporation then in office and by the affirmative vote of the holders of a majority of the outstanding Voting Stock; PROVIDED, HOWEVER, that if any such Change relates to
Article II, IV, V, VI, VII, VIII, IX or X hereof or to this Article XI, such Change must also be approved either (i) by a majority of the authorized number of directors and, if one or more Interested Persons exist, by a majority of the directors who are Continuing Directors with respect to all Interested Persons, or (ii) by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Stock of the Corporation.



    Section 2. BYLAWS. In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, repeal or amend the Bylaws of the Corporation by the vote of a majority of the entire Board of Directors. In addition to any requirements of law and any other provision of this Restated Certificate of Incorporation or any resolution or resolutions of the Board adopted pursuant to Article IV of this Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or any such resolution or resolutions), any proposed Change of Section 3.2 of the Bylaws of the Corporation, or the adoption of any resolution changing the number of directors or creating any vacancy on the Board must be approved either
(i) by a majority of the authorized number of directors and, if one or more Interested Persons exist, by a majority of the directors who are Continuing Directors with respect to all Interested Persons, or (ii) by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Stock of the Corporation.


    Subject to the foregoing, the Board shall have the power to make, alter, amend, repeal or rescind the Bylaws of the Corporation.


    IN WITNESS WHEREOF, I, Christopher A. Sinclair, President and Chief Executive Officer of Quality Food, Inc., have executed this Restated Certificate
of Incorporation as of the    day of August, 1997, and DO HEREBY CERTIFY under
the penalties of perjury that the facts stated in this Restated Certificate of Incorporation are true.


                                ------------------------------------
                                Christopher A. Sinclair
                                President and Chief Executive Officer

                                                                         ANNEX C

                             CHAPTER 23B.13 OF THE
                      WASHINGTON BUSINESS CORPORATION ACT
                              (DISSENTERS' RIGHTS)

23B.13.010 DEFINITIONS

    As used in this chapter:

(1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) "Shareholder" means the record shareholder or the beneficial shareholder.

23B.13.020 RIGHT TO DISSENT

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

    (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

    (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

    (a) The proposed corporate action is abandoned or rescinded;

    (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

    (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

23B.13.030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS

(1) A record shareholder may assert dissenters' rights as to fewer than all shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

    (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200 NOTICE OF DISSENTERS' RIGHTS

(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT

(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

23B.13.220 DISSENTERS' NOTICE

(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

    (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

    (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

    (e) Be accompanied by a copy of this chapter.

23B.13.230 DUTY TO DEMAND PAYMENT

(1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

23B.13.240 SHARE RESTRICTIONS

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250 PAYMENT

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

(2) The payment must be accompanied by:

    (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (b) An explanation of how the corporation estimated the fair value of the shares;

    (c) An explanation of how the interest was calculated;

    (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

    (e) A copy of this chapter.

23B.13.260 FAILURE TO TAKE ACTION

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270 AFTER-ACQUIRED SHARES

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection
    (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

    (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

    (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

    (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

23B.13.300 COURT ACTION

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310 COURT COSTS AND COUNSEL FEES

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

    (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145, as amended, of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation may indemnify, among others, its officers, directors, employees and agents under the circumstances described in the statute. Article IX of the Restated Certificate of Incorporation of the registrant (Exhibit 3.1 hereto) provides that the registrant shall, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

    In addition, Section 102 of the DGCL allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his or her fiduciary duty as a director, except in the case where the director (i) breaches his or her duty of loyalty, (ii) fails to act in good faith, (iii) engages in intentional misconduct or knowingly violates a law, (iv) authorizes the payment of a dividend or approves a stock repurchase in violation of the DGCL, or (v) obtains an improper benefit. Article VII of the Restated Certificate of Incorporation of the registrant provides for the limitation or elimination of liability of directors to the fullest extent permitted by the DGCL or Delaware law as it exists currently or as it may hereafter be amended.

    The directors and officers of the registrant are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), which might be incurred by them in such capacities and against which they cannot be indemnified by the registrant.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


  EXHIBIT
  NUMBER                                           DESCRIPTION OF DOCUMENT
-----------  ---------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger (attached to Proxy Statement/Prospectus as ANNEX A)

       3.1   Form of Restated Certificate of Incorporation of Quality Food, Inc. (attached to Proxy
               Statement/Prospectus as ANNEX B)

       3.2   Form of Bylaws of Quality Food, Inc.

       5.1*  Form of Opinion of Perkins Coie as to the legality of the securities being registered

       8.1   Form of Opinion of Bogle & Gates P.L.L.C. as to certain federal income tax consequences

      21.1*  List of Subsidiaries

      23.1*  Consent of Perkins Coie (contained in opinion filed as Exhibit 5.1 hereto)

      23.2   Consent of Bogle & Gates P.L.L.C. (contained in opinion filed as Exhibit 8.1 hereto)

      23.3   Consent of Deloitte & Touche LLP

      23.4   Consent of Deloitte & Touche LLP

      23.5   Consent of Arthur Andersen LLP

      99.1*  Form of Proxy


------------------------


    *   Previously filed.

ITEM 22.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 21st day of August, 1997.



                                QUALITY FOOD, INC.

                                By:            /s/ FREDRICK S. MEILS
                                     -----------------------------------------
                                                 Fredrick S. Meils,
                                             SENIOR VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER




    Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                           TITLE                    DATE
------------------------------  ---------------------------------  -------------

 /s/ CHRISTOPHER A. SINCLAIR    President, and Chief Executive
------------------------------    Officer (Principal Executive      August 21,
   Christopher A. Sinclair        Officer)                             1997

                                Senior Vice President and Chief
    /s/ FREDRICK S. MEILS         Financial Officer (Principal      August 21,
------------------------------    Financial and Accounting             1997
      Fredrick S. Meils           Officer)

     SHELI Z. ROSENBERG*
------------------------------  Director                            August 21,
      Sheli Z. Rosenberg                                               1997

         SAMUEL ZELL*
------------------------------  Director                            August 21,
         Samuel Zell                                                   1997

    /s/ FREDRICK S. MEILS
------------------------------                                     August 21,
      Fredrick S. Meils                                            1997
       ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBER                                             DESCRIPTION OF DOCUMENT
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger (attached to Proxy Statement/Prospectus as ANNEX A)

       3.1   Form of Restated Certificate of Incorporation of Quality Food, Inc. (attached to Proxy
               Statement/Prospectus as ANNEX B)

       3.2   Form of Bylaws of Quality Food, Inc.

       5.1*  Form of Opinion of Perkins Coie as to the legality of the securities being registered

       8.1   Form of Opinion of Bogle & Gates P.L.L.C. as to certain federal income tax consequences

      21.1*  List of Subsidiaries

      23.1*  Consent of Perkins Coie (contained in opinion filed as Exhibit 5.1 hereto)

      23.2   Consent of Bogle & Gates P.L.L.C. (contained in opinion filed as Exhibit 8.1 hereto)

      23.3   Consent of Deloitte & Touche LLP

      23.4   Consent of Deloitte & Touche LLP

      23.5   Consent of Arthur Andersen LLP

      99.1*  Form of Proxy


------------------------


*   Previously filed